UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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ELI LILLY AND COMPANY
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2013 Annual Meeting and Proxy Statement
March 25, 2013
Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders on Monday, May 6, 2013.
The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail, by telephone, or on the Internet to be certain your shares are represented at the meeting, even if you plan to attend.
Please note the ticket at the back of this proxy statement and our procedures for admission to the meeting described under “Meeting and Voting Logistics” below.
I look forward to seeing you at the meeting.

John C. Lechleiter, Ph.D.
Chairman, President, and Chief Executive Officer

Important notice regarding the availability of proxy materials for the shareholder meeting to be held May 6, 2013:
The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2012.pdf

Notice of Annual Meeting of Shareholders
May 6, 2013
The annual meeting of shareholders of Eli Lilly and Company will be held at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, 46285 on Monday, May 6, 2013, at 11:00 a.m. EDT for the following purposes:

•	to elect five directors of the company to serve three-year terms

•	to ratify the appointment by the audit committee of Ernst & Young LLP as principal independent auditor for the year 2013

•	to approve, by non-binding vote, compensation paid to the company’s named executive officers

•	to reapprove the material terms of the performance goals for the 2002 Lilly Stock Plan.
Shareholders of record at the close of business on March 1, 2013, will be entitled to vote at the meeting and at any adjournment of the meeting.
Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. A page at the back of this report contains an admission ticket. If you plan to attend the meeting, please bring this ticket with you.
This combined proxy statement and annual report to shareholders is being posted online and mailed on or about March 25, 2013.
By order of the board of directors,
James B. Lootens
Secretary
March 25, 2013
Indianapolis, Indiana

Proxy Statement Overview

Annual Meeting of Shareholders
The annual meeting of shareholders will be held at 11:00 a.m. EDT on Monday, May 6, 2013 at:

The Lilly Center Auditorium
Lilly Corporate Center
Indianapolis, Indiana 46285

The board of directors of Eli Lilly and Company, "we," "Lilly," or "the company," is soliciting proxies to be voted at the annual meeting and at any adjournment of the annual meeting. The record date for voting is March 1, 2013.

Meeting Agenda
Shareholders will vote on the following items at the annual meeting:

Agenda Item					Management recommendation	Vote required to pass
Item 1	Elect the following nominees for director to serve a three-year term that will expire in 2016:				Vote FOR all	Majority of votes cast
	Name and principal occupation	Joined the board	Age	Public boards

	Ralph Alvarez	2009	57	Lowe's Companies, Inc.; Dunkin' Brands Group, Inc.	Vote FOR
	Executive Chairman, Skylark Co., Ltd.

	Sir Winfried Bischoff	2000	71	The McGraw-Hill Companies, Inc.	Vote FOR
	Chairman, Lloyds Banking Group plc

	R. David Hoover	2009	67	Ball Corporation; Energizer Holdings, Inc.; Steelcase, Inc.	Vote FOR
	Chairman, Ball Corporation

	Franklyn G. Prendergast, M.D., Ph.D.	1995	68	__	Vote FOR

Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics, Mayo Medical School; and Director Emeritus, Mayo Clinic Center for Individualized Medicine

	Kathi P. Seifert	1995	63	Supervalu Inc.; Revlon Consumer Products Corporation; Lexmark International, Inc.	Vote FOR
	Retired Executive Vice President, Kimberly-Clark Corporation
Item 2	Ratify the appointment of Ernst & Young LLP as the company’s principal independent auditor.				Vote FOR	Majority of votes cast
Item 3	Approve, by non-binding vote, compensation paid to the company’s named executive officers.				Vote FOR	Majority of votes cast
Item 4	Reapprove the material terms of the performance goals for the 2002 Lilly Stock Plan.				Vote FOR	Majority of votes cast

Additional information about these agenda items can be found under “Items of Business” below. Information on voting and attending the annual meeting can be found under “Meeting and Voting Logistics” below.

Board of Directors
The company’s board is comprised of our chairman, president, and CEO, John Lechleiter, Ph.D., and 13 independent directors. Their biographies and qualifications can be found under “Director Biographies” below.

Committees of the board of directors
The board has six committees, all of which are staffed by independent directors. Additional information on the functioning of the board and its committees, including director independence, can be found beginning in the section titled “Highlights of the Company’s Corporate Governance Guidelines” below.

Director compensation
Our independent directors receive cash compensation in the form of an annual retainer ($100,000), with additional annual amounts for the lead director ($30,000), committee chairs ($12,000 to $18,000, depending on the committee), and directors who serve on the audit committee or the science and technology committee ($3,000). In addition, each independent director receives $145,000 in shares of company stock each year, payable after service on the board has ended. Additional information about director compensation can be found under “Director Compensation” below.

Contacting the board of directors
You may send written communications to one or more members of the board, addressed to:
Board of Directors
Eli Lilly and Company
c/o Corporate Secretary
Lilly Corporate Center
Indianapolis, Indiana 46285

All such communications (from shareholders or other interested parties) will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the company.

Executive Compensation
Our compensation philosophy is designed to attract and retain highly-talented individuals and motivate them to create long-term shareholder value by achieving top-tier corporate performance while embracing the company’s values of integrity, excellence, and respect for people. Our programs seek to:

•	closely link compensation with company performance and individual performance

•	foster a long-term focus

•	provide compensation consistent with the level of job responsibility and the market for pharmaceutical talent

•	be efficient and egalitarian

•	appropriately mitigate risk

•	consider shareholder input.

For a detailed discussion of our executive compensation programs and how they reflect our philosophy and are linked to company performance, please see “Compensation Discussion and Analysis” below.

Board of Directors

Michael L. Eskew	Katherine Baicker, Ph.D.	Alfred G. Gilman, M.D., Ph.D.	Karen N. Horn, Ph.D.	Franklyn G. Prendergast, M.D., Ph.D.	J. Erik Fyrwald	R. David Hoover

Director Biographies

Each of our directors is elected to serve until his or her successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders may vote for another nominee proposed by the board of directors or, as an alternative, the board of directors may reduce the number of directors to be elected at the annual meeting. Each nominee has agreed to serve on the board of directors if elected.

Set forth below is the information as of March 13, 2013, regarding the nominees for election, which has been confirmed by each of them for inclusion in this proxy statement. Under the heading "Qualifications," we list the specific experiences, qualifications, attributes, or skills that led to the conclusion that each director or director nominee should serve as one of our directors in light of our business and structure.

No family relationship exists among any of our director nominees or executive officers. To the best of our knowledge, there are no pending material legal proceedings to which any of our directors or nominees for director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Additionally, to the best of our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions that are material to the evaluation of the ability or integrity of any of our directors or nominees for director during the past
10 years.

Class of 2013
The following five directors’ terms will expire at this year’s annual meeting. See “Item 1. Election of Directors” below for more information.

Ralph Alvarez, Age 57, Director since 2009
Executive Chairman, Skylark Co., Ltd.
Mr. Alvarez is executive chairman of Skylark Co., Ltd., a leading restaurant operator in Japan, a position he has held since January 2013. Previously, Mr. Alvarez served as president and chief operating officer of McDonald's Corporation from August 2006 until his retirement in December 2009. He also served as president of McDonald's North America, with responsibility for all the McDonald's restaurants in the U.S. and Canada. Prior to that, he was president of McDonald's USA.
Mr. Alvarez joined McDonald's in 1994 and held a variety of leadership roles throughout his career, including chief operations officer and president of the central division, both with McDonald's USA and president of McDonald's Mexico. Prior to joining McDonald's, he held leadership positions at Burger King Corporation and Wendy's International, Inc. Mr. Alvarez serves on the board of directors of Skylark Co., Ltd., Lowe's

John C. Lechleiter, Ph.D.	Douglas R. Oberhelman	Ellen R. Marram	Sir Winfried Bischoff	William G. Kaelin, Jr., M.D.	Kathi P. Seifert	Ralph Alvarez

Companies, Inc., and Dunkin' Brands Group, Inc. Mr. Alvarez also serves on the President's Council, the School of Business Administration Board of Overseers, and the International Advisory Board of the University of Miami. He was previously a member of the boards of McDonald's Corporation and KeyCorp.

Qualifications: Through his senior executive positions at Skylark Co., Ltd. and McDonald’s Corporation, as well as with other global restaurant businesses, Mr. Alvarez has extensive experience in consumer marketing, global operations, international business, and strategic planning. His international experience includes a special focus on emerging markets.

Board committees: finance; public policy and compliance; science and technology

Sir Winfried Bischoff, Age 71, Director since 2000
Chairman, Lloyds Banking Group plc
Sir Winfried Bischoff has been chairman of the board of Lloyds Banking Group plc since September 2009. He served as chairman of Citigroup Inc. from December 2007 until February 2009 and as interim chief executive officer for a portion of 2007. He served as chairman of Citigroup Europe from 2000 to 2009. From 1995 to 2000, he was chairman of Schroders plc. He joined the Schroder Group in 1966 and held a number of positions there, including chairman of J. Henry Schroder & Co.

and group chief executive of Schroders plc. He is also a
director of The McGraw-Hill Companies, Inc. He previously served on the boards of Citigroup Inc.,
Prudential plc, Land Securities plc, and Akbank T.A.S.

Qualifications: Sir Winfried Bischoff has a distinguished career in banking and finance, including commercial banking, corporate finance, and investment banking. He has CEO experience both in Europe and the U.S. He is a globalist, with particular expertise in European matters but with extensive experience overseeing worldwide operations. He has broad corporate governance experience from his service on public company boards in the U.S., UK, and other European and Asian countries.

Board committees: directors and corporate governance; finance (chair)

R. David Hoover, Age 67, Director since 2009
Chairman, Ball Corporation
Mr. Hoover is chairman of Ball Corporation, which provides metal packaging for beverages, foods and household products, as well as aerospace and other technologies and services to commercial and governmental customers. Mr. Hoover joined Ball Corporation in 1970 and has held a variety of leadership roles throughout his career, including vice president and treasurer; executive vice president and chief financial officer; vice chairman, president, and chief operating officer; and chairman, president, and chief executive officer. He is a member of the boards of Ball Corporation, Energizer Holdings, Inc., and Steelcase, Inc. Mr. Hoover is also a director of Boulder Community Hospital, Children's Hospital Colorado, and a member of the Colorado Forum, and is a member and past chair of the board of trustees of DePauw University and on the Indiana University Kelley School of Business Dean's Council. Mr. Hoover previously served on the boards of Irwin Financial Corporation and Qwest International, Inc.

Qualifications: Mr. Hoover has extensive CEO experience at Ball Corporation, with a strong record of leadership in operations and strategy. He is an audit committee financial expert as a result of his experience as CEO and CFO of Ball. He also has extensive corporate governance experience through his service on other public company boards.

Board committees: audit; compensation

Franklyn G. Prendergast, M.D., Ph.D., Age 68, Director since 1995
Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics, Mayo Medical School; and Director Emeritus, Mayo Clinic Center for Individualized Medicine
Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School and the director emeritus of the Mayo Clinic Center for Individualized Medicine. He is an emeritus member of the Mayo Clinic board of governors and board of trustees and has held several teaching positions at the Mayo Medical School since 1975.

Qualifications: Dr. Prendergast is a prominent medical clinician, researcher, and academician. He has extensive experience in senior-most administration at Mayo Clinic, a major medical institution, and as director of its renowned cancer center. He has special expertise in two critical areas for Lilly—oncology and personalized medicine. As a medical doctor, he brings an important practicing-physician perspective to the board’s deliberations.

Board committees: public policy and compliance; science and technology

Kathi P. Seifert, Age 63, Director since 1995
Retired Executive Vice President, Kimberly-Clark Corporation
Ms. Seifert served as executive vice president for Kimberly-Clark Corporation, a global consumer products company, until June 2004. She joined

Kimberly-Clark in 1978 and served in several capacities in connection with both the domestic and international consumer-products businesses. Prior to joining Kimberly-Clark, Ms. Seifert held management positions at Procter & Gamble, Beatrice Foods, and Fort Howard Paper Company. She is chairman of Katapult, LLC, a provider of pro bono mentoring and consulting services to other nonprofits. Ms. Seifert serves on the boards of Supervalu Inc.; Revlon Consumer Products Corporation; Lexmark International, Inc.; Appleton Papers Inc.; Fox Cities Performing Arts Center; and the Community Foundation for the Fox Valley Region.

Qualifications: Ms. Seifert is a retired senior executive of Kimberly-Clark. She has strong expertise in consumer marketing and brand management, having led sales and marketing for several worldwide brands, with a special focus on consumer health. She has extensive corporate governance experience through her other board positions.

Board committees: audit; compensation

Class of 2014
The following five directors will continue in office until 2014.

Michael L. Eskew, Age 63, Director since 2008
Former Chairman and Chief Executive Officer, United Parcel Service, Inc.
Mr. Eskew served as chairman and chief executive officer of United Parcel Service, Inc., from January 2002 until December 2007. He has served on the UPS board of directors since 1998. Mr. Eskew began his UPS career in 1972 as an industrial engineering manager and held various positions of increasing responsibility, including time with UPS's operations in Germany and with UPS Airlines. In 1993, Mr. Eskew was named corporate vice president for industrial engineering. Two years later he became group vice president for engineering. In 1998, he was elected to the UPS board of directors. In 1999, Mr. Eskew was named executive vice president and a year later was given the additional title of vice chairman. He serves as chairman of the board of trustees of The Annie E. Casey Foundation. Mr. Eskew also serves on the boards of 3M Corporation and IBM Corporation.

Qualifications: Mr. Eskew has CEO experience with UPS, where he established a record of success in managing complex worldwide operations, strategic planning, and building a strong consumer-brand focus. He is an audit committee financial expert, based on his CEO experience and his service on other U.S. company audit committees. He has extensive corporate governance experience through his service on the boards of other companies.

Board committees: audit (chair); finance

Alfred G. Gilman, M.D., Ph.D., Age 71, Director since 1995
Regental Professor of Pharmacology Emeritus, University of Texas Southwestern Medical Center at Dallas
Dr. Gilman is the regental professor of pharmacology emeritus at the University of Texas Southwestern Medical Center at Dallas. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 to 1981 and was named a professor of pharmacology there in 1977. He previously served as executive vice president for academic affairs and provost of the University of Texas Southwestern Medical Center at Dallas, dean of the University of Texas Southwestern Medical School, and professor of pharmacology at the University of Texas Southwestern Medical Center. He held the Raymond and Ellen Willie Distinguished Chair of Molecular Neuropharmacology, the Nadine and Tom Craddick Distinguished Chair in Medical Science, and the Atticus James Gill, M.D., Chair in Medical Science at the university and was named a regental professor in 1995. Between 2009 and 2012, Dr. Gilman was the chief scientific officer of the Cancer Prevention and Research Institute of Texas. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

Qualifications: Dr. Gilman is a Nobel Prize-winning pharmacologist, researcher, and professor. He has deep expertise in basic science, including mechanisms of drug action, and experience with pharmaceutical discovery research. As the former dean of a major medical school, he brings to the board important perspectives of both the academic and practicing medical communities.

Board committees: public policy and compliance; science and technology (chair)

Karen N. Horn, Ph.D., Age 69, Director since 1987
Retired President, Private Client Services; Managing Director, Marsh, Inc.
Ms. Horn served as president of private client services and managing director of Marsh, Inc., a global provider of risk and insurance services, from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking at Bankers Trust Company, chairman and chief executive officer of Bank One, Cleveland, N.A., president of the Federal Reserve Bank of Cleveland, treasurer of Bell Telephone Company of Pennsylvania, and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds, Simon Property Group, Inc., and Norfolk Southern Corporation. She previously served on the boards of Fannie Mae and Georgia-Pacific Corporation. Ms. Horn has been senior managing director of Brock Capital Group, a provider of financial advising and consulting services, since 2004.

Qualifications: Ms. Horn is a former CEO with extensive experience in various segments of the financial industry, including banking and financial services. Through her for-profit and her public-private partnership work, she has significant experience in international economics and finance. Ms. Horn has extensive corporate governance experience through service on other public company boards in a variety of industries.

Board committees: compensation (chair); directors and corporate governance

William G. Kaelin, Jr., M.D., Age 55, Director since 2012
Professor, Department of Medicine and Associate Director, Basic Science; Dana-Farber/Harvard Cancer Center
Dr. Kaelin, who is currently serving under interim election, joined the board in June 2012 and was referred to the directors and corporate governance committee by an incumbent independent director. Dr. Kaelin is a professor in the Department of Medicine at the
Dana-Farber Cancer Institute and at the Brigham and Women's Hospital, Harvard Medical School, where he began his career as an independent investigator in 1992. He currently serves as associate director, Basic Science, for the Dana-Farber/Harvard Cancer Center. Dr. Kaelin is a prominent member of the medical research community and has received broad recognition for his work in oncology research, including the Canada Gairdner International Award and the Lefoulon-Delalande Prize from the Institute of France. Dr. Kaelin is a member of the Institute of Medicine, the National Academy of Sciences, and the Association of American Physicians.

Qualifications: Dr. Kaelin is a prominent medical researcher and academician. He has extensive experience at Harvard Medical School, a major medical institution, as well as special expertise in oncology—a key component of Lilly's business. He also has deep expertise in basic science, including mechanisms of drug action, and experience with pharmaceutical discovery research.

Board Committees: finance; science and technology

John C. Lechleiter, Ph.D., Age 59, Director since 2005
Chairman, President, and Chief Executive Officer
Dr. Lechleiter has served as president and chief executive officer of Lilly since April 1, 2008. He became the chairman of the board of directors on January 1, 2009. He began work at Lilly in 1979 as a senior organic chemist in process research and development. Prior to joining Lilly, Dr. Lechleiter attended Xavier University (Cincinnati, Ohio), where he earned a bachelor of science degree in chemistry in 1975, and Harvard University, where he earned master's and doctoral degrees in organic chemistry in 1980. Dr. Lechleiter has received honorary doctorates from Marian University

(Indianapolis, Indiana), the University of Indianapolis, and the National University of Ireland. Dr. Lechleiter is a member of the American Chemical Society and Business Roundtable. Dr. Lechleiter serves as chairman of the Pharmaceutical Research and Manufacturers of America (PhRMA), as president of the International Federation of Pharmaceutical Manufacturers & Associations (IFPMA), and on the boards of United Way Worldwide, Xavier University, the Life Sciences Foundation, and the Central Indiana Corporate Partnership. He also serves on the board of Nike, Inc.

Qualifications: Dr. Lechleiter is our chairman, president, and chief executive officer. A Ph.D. chemist,
Dr. Lechleiter has over 30 years of experience with the company in a variety of roles of increasing responsibility in research and development, sales and marketing, and corporate administration. As a result, he has a deep understanding of pharmaceutical research and development, sales and marketing, strategy, and operations. He also has significant corporate governance experience through service on other public company boards.

Board committees: none

Class of 2015
The following four directors will continue in office until 2015.

Katherine Baicker, Ph.D., Age 41, Director since 2011
Professor of Health Economics at the Harvard University School of Public Health, Department of Health Policy and Management; and Research Associate at the National Bureau of Economic Research
Dr. Baicker has been a professor of health economics at the Department of Health Policy and Management, School of Public Health, since 2007. From 2005 to 2007, she served as a Senate-confirmed member of the Council of Economic Advisers. From 1998 to 2005,
Dr. Baicker was assistant professor and associate professor of economics at Dartmouth College. In 2001 and 2002 she also served as an economist to the Council of Economic Advisers, Executive Office of the President, and in 2003 was a visiting assistant professor at the University of Chicago Harris School of Public Policy.
Dr. Baicker is a commissioner of the Medicare Payment Advisory Commission and serves on the Panel of Health Advisers to the Congressional Budget Office. She is a member of the editorial boards of Health Affairs and the Journal of Health Economics, chair of the board of directors of AcademyHealth, editor of the Forum for Health Economics and Policy, and associate editor of the Journal of Economic Perspectives. She is an elected member of the Institute of Medicine.

Qualifications: Dr. Baicker is a leading researcher in the fields of health economics, public economics, and labor economics. As a valued advisor to numerous health care-related commissions and committees, her expertise in health care policy and health care delivery is recognized by both academia and government.

Board committees: audit, public policy and compliance

J. Erik Fyrwald, Age 53, Director since 2005
President and Chief Executive Officer, Univar, Inc.
J. Erik Fyrwald joined Univar Inc., a leading distributor of industrial and specialty chemicals and provider of related services, in May 2012 as its president and chief executive officer. In 2008, following a 27-year career at E.I. duPont de Nemours and Company (DuPont), he joined Nalco Company, serving as chairman and chief executive officer until 2011, when Nalco merged with Ecolab Inc. Following the merger, Mr. Fyrwald served as president of Ecolab. From 2003 to 2008, Mr. Fyrwald served as group vice president of the agriculture and nutrition division at DuPont. From 2000 until 2003, he was vice president and general manager of DuPont's nutrition and health business. At DuPont, he held a broad variety of assignments in a number of divisions covering many industries. He has worked in several locations throughout North America and Asia.
Mr. Fyrwald serves as a director of the Society of Chemical Industry, Amsted Industries, and the Chicago Public Education Fund, and he is a trustee of the Field Museum of Chicago.

Qualifications: Mr. Fyrwald has a strong record of operational and strategy leadership in two complex worldwide businesses with a focus on technology and innovation. An engineer by training, he has extensive senior executive experience at DuPont, a multinational chemical company, where he led the agriculture and nutrition division, which used chemical and biotechnology solutions to enhance plant health. He also has experience serving as the CEO of Univar and Nalco.

Board committees: public policy and compliance (chair); science and technology

Ellen R. Marram, Age 66, Director since 2002
President, The Barnegat Group LLC
Ms. Marram began serving as the board's lead director in April 2012. Ms. Marram is the president of The Barnegat Group LLC, a firm that provides business advisory services. She was a managing director at North Castle Partners, LLC from 2000 to 2005 and served as an advisor to the firm from 2006 to 2010. From 1993 to 1998, Ms. Marram was president and chief executive officer of Pepsico's Tropicana and the Tropicana Beverage Group. From 1988 to 1993, she was president and chief executive officer of the Nabisco Biscuit Company, the largest operating unit of Nabisco, Inc.; from 1987 to 1988, she was president of Nabisco's grocery division; and from 1970 to 1986, she held a series of marketing positions at Nabisco/Standard Brands, Johnson & Johnson, and Lever Brothers.
Ms. Marram is a member of the board of directors of Ford Motor Company and The New York Times Company, as well as several private companies. She previously served on the board of Cadbury plc. She also serves on the boards of Wellesley College, Institute for the Future, New York-Presbyterian Hospital, Lincoln Center Theater, and Families and Work Institute.

Qualifications: Ms. Marram is a former CEO with a strong marketing and consumer-brand background. Through her nonprofit and private company activities, she has a special focus and expertise in wellness and consumer health. Ms. Marram has extensive corporate governance experience through service on other public company boards in a variety of industries.

Board committees: compensation; directors and corporate governance (chair)

Douglas R. Oberhelman, Age 60, Director since 2008
Chairman and Chief Executive Officer, Caterpillar Inc.
Mr. Oberhelman has been chairman of the board of Caterpillar Inc. since November 2010 and chief executive officer since July 2010. He previously served as vice chairman and chief executive officer-elect of Caterpillar. He joined Caterpillar in 1975 and has held a variety of positions, including senior finance representative based in South America for Caterpillar Americas Co., regional finance manager and district manager for the company's North American commercial division, and managing director and vice general manager for strategic planning at Caterpillar Japan Ltd. Mr. Oberhelman was elected a vice president in 1995, serving as Caterpillar's chief financial officer from 1995 to November 1998. In 1998, he became vice president with responsibility for the engine products division and he was elected a group president and member of Caterpillar's executive office in 2002.
Mr. Oberhelman serves on the boards of Caterpillar, the Wetlands America Trust, and is chairman of the National Association of Manufacturers. He previously served on the board of Ameren Corporation. He is a member of the Executive Committee of the Business Roundtable and a member of the Business Council.

Qualifications: Mr. Oberhelman has a strong strategic and operational background as a senior executive (and currently as chairman and CEO) of Caterpillar, a leading manufacturing company with worldwide operations and a special focus on emerging markets. He is an audit committee financial expert as a result of his prior experience as CFO of Caterpillar and as a member and chairman of the audit committee of another U.S. public company.

Board committees: audit; finance

Director Compensation

Director compensation is reviewed and approved annually by the board, on the recommendation of the directors and corporate governance committee. Directors who are employees receive no additional compensation for serving on the board.

Cash Compensation
In 2012, the company provided nonemployee directors with an annual retainer of $100,000 (payable in monthly installments). In addition, certain board roles receive additional annual retainers:

•	$3,000 for audit committee and science and technology committee members

•	$12,000 for committee chairs ($18,000 for audit committee chair and $15,000 for science and technology committee chair)

•	$30,000 for the lead director.
Directors are reimbursed for customary and usual travel expenses. Directors may also receive additional retainer amounts for serving on ad hoc committees that may be assembled from time-to-time.

Stock Compensation
Stock compensation for nonemployee directors consists of shares of company stock equaling $145,000, deposited annually in a deferred stock account in the Lilly Directors’ Deferral Plan (as described below), payable after service on the board has ended.

Lilly Directors’ Deferral Plan
This plan allows nonemployee directors to defer receipt of all or part of their cash compensation until after their service on the board has ended. Each director can choose to invest the funds in one or both of two accounts:

•
Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred cash compensation in company stock. In addition, the annual award of shares to each director noted above (3,083 shares in 2012) is credited to this account on a pre-set annual date. The number of shares credited is calculated by dividing the $145,000 annual compensation figure by the closing stock price on that date. Funds in this account are credited as hypothetical shares of company stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” in additional shares based on the market price of the stock on the date dividends are paid. Actual shares are issued or transferred after the director ends his or her service on the board.

•	Deferred Compensation Account. Funds in this account earn interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code). The aggregate amount of interest that accrued in 2012 for the participating directors was $138,129, at a rate of 3.3 percent. The rate for 2013 is 2.9 percent.

Both accounts may be paid in a lump sum or in annual installments for up to 10 years, beginning the second January following the director’s departure from board service. Amounts in the deferred stock account are paid in shares of company stock.

Director Compensation
In 2012, we provided the following compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	All Other Compensation and Payments ($) [2]	Total ($) [3]
Mr. Alvarez	$106,000	$145,000	$0	$251,000
Dr. Baicker	$102,250	$145,000	$0	$247,250
Sir Winfried Bischoff	$112,000	$145,000	$0	$257,000
Mr. Eskew	$121,000	$145,000	$1,500	$267,500
Mr. Fyrwald	$112,000	$145,000	$35,000	$292,000
Dr. Gilman	$118,000	$145,000	$14,500	$277,500
Mr. Hoover	$106,000	$145,000	$30,000	$281,000
Ms. Horn	$119,500	$145,000	$5,250	$269,750
Dr. Kaelin	$60,083	$84,583	$11,200	$155,867
Ms. Marram	$134,500	$145,000	$30,000	$309,500
Mr. Oberhelman	$106,000	$145,000	$33,750	$284,750
Dr. Prendergast	$103,000	$145,000	$0	$248,000
Ms. Seifert	$103,000	$145,000	$13,650	$261,650

[1]
Each nonemployee director received an award of stock valued at $145,000 (3,083 shares), except Dr. Kaelin, who received shares proportionately for a partial year of service. This stock award and all prior stock awards are fully vested in that they are not subject to forfeiture; however, the shares are not issued until the director ends his or her service on the board, as described above under “Lilly Directors’ Deferral Plan.” The column shows the grant date fair value for each director’s stock award. Aggregate outstanding stock awards are shown in the “Common Stock Ownership by Directors and Executive Officers” table in the “Directors’ Deferral Plan Shares” column. Aggregate outstanding stock options as of December 31, 2012 are shown in the table below. Nonemployee directors received no stock options in 2012. The company discontinued granting stock options to nonemployee directors in 2005. A discussion of methodology used in calculating the award values can be found above under the heading "Lilly Directors' Deferral Plan."

Name	Outstanding Stock Options (Exercisable)	Weighted Average Exercise Price
Sir Winfried Bischoff	5,600	$65.48
Dr. Gilman	5,600	$65.48
Ms. Horn	5,600	$65.48
Ms. Marram	5,600	$65.48
Dr. Prendergast	5,600	$65.48
Ms. Seifert	5,600	$65.48

[2]
This column consists of amounts donated by the Eli Lilly and Company Foundation, Inc. under its matching gift program, which is generally available to U.S. employees as well as the outside directors. Under this program, the foundation matched 100 percent of charitable donations over $25 made to eligible charities, up to a maximum of $30,000 per year for each individual. The foundation matched these donations via payments made directly to the recipient charity. The amounts for Mr. Fyrwald and Mr. Oberhelman include matching contributions for donations made at the end of 2011 (Mr. Fyrwald – $15,000; Mr. Oberhelman – $5,000), for which the matching contribution was not paid until 2012.

[3]	Directors do not participate in a company pension plan or non-equity incentive plan.

Highlights of the Company’s Corporate Governance Guidelines
The following summary provides highlights of the company’s guidelines established by the board of directors. A complete copy of the corporate governance guidelines is available online at http://investor.lilly.com/governance.cfm or upon request to the company’s corporate secretary.
I. Role of the Board
The directors are elected by the shareholders to oversee the actions and results of the company’s management. Their responsibilities include:

•	providing general oversight of the business

•	approving corporate strategy

•	approving major management initiatives

•	providing oversight of legal and ethical conduct

•	overseeing the company’s management of significant business risks

•	selecting, compensating, and evaluating directors

•	evaluating board processes and performance

•	selecting, compensating, evaluating, and, when necessary, replacing the chief executive officer, and compensating other senior executives

•	ensuring that an effective succession plan is in place for all senior executives.
II. Composition of the Board
Mix of Independent Directors and Officer-Directors
There should always be a substantial majority (75 percent or more) of independent directors. The chief executive officer should be a board member. Other officers may, from time to time, be board members, but no officer other than the chief executive officer should expect to be elected to the board by virtue of his or her position in the company.
Selection of Director Candidates
The board selects candidates for board membership and establishes the criteria to be used in identifying potential candidates. The board delegates the screening process to the directors and corporate governance committee.
For more information on the director nomination process, including the current selection criteria, see “Directors and Corporate Governance Committee Matters” below.
Independence Determinations
The board annually determines the independence of directors based on a review by the directors and corporate governance committee. No director is considered independent unless the board has determined that he or she has no material relationship with the company, either directly or as a partner, significant shareholder, or officer of an organization that has a material relationship with the company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the board has adopted categorical independence standards consistent with the New York Stock Exchange (NYSE) listing standards, except that the “look-back period” for determining whether a director’s prior relationship(s) with the company impairs independence is extended from three to four years.
Specifically, a director is not considered independent if (i) the director or an immediate family member is a current partner of the company’s independent auditor (currently Ernst & Young LLP); (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last four years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time.
In addition, a director is not considered independent if any of the following relationships existed within the previous four years:

•
A director who is an employee of the company, or whose immediate family member is an executive officer of the company. Temporary service by an independent director as interim chairman or chief executive officer will not disqualify the director from being independent following completion of that service.

•
A director who receives any direct compensation from the company other than the director’s normal director compensation, or whose immediate family member receives more than $120,000 per year in direct compensation from the company other than for service as a nonexecutive employee.

•
A director who is employed (or whose immediate family member is currently employed as an executive officer) by another company where any Lilly executive officer serves on the compensation committee of that company’s board.

•
A director who is currently employed by, who is a 10 percent shareholder of, or whose immediate family member is currently employed as an executive officer of a company that makes payments to or receives payments from Lilly for property or services that exceed the greater of $1 million or 2 percent of that company’s consolidated gross revenue in a single fiscal year.

•
A director who is a current executive officer of a nonprofit organization that receives grants or contributions from the company exceeding the greater of $1 million or 2 percent of that organization’s consolidated gross revenue in a single fiscal year.

Members of board committees must meet all applicable independence tests of the NYSE, Securities and Exchange Commission (SEC), and Internal Revenue Service (IRS).
The directors and corporate governance committee determined that all 13 nonemployee directors listed below are independent, and that the members of each committee also meet the independence standards referenced above. The directors and corporate governance committee recommended this conclusion to the board and explained the basis for its decision, and this conclusion was adopted by the board. This committee and the board determined that none of the 13 directors has had during the last four years (i) any of the relationships listed above or (ii) any other material relationship with the company that would compromise his or her independence. In reaching this conclusion, the committee reviewed directors’ responses to a questionnaire asking about their relationships with the company and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the company and the directors or parties related to the directors. The table below includes a description of categories or types of transactions, relationships, or arrangements considered by the board in reaching its determinations. All of these transactions were entered into at arm’s length in the normal course of business and, to the extent they are commercial relationships, have standard commercial terms. None of these transactions exceeded the thresholds described above or otherwise compromises the independence of the named directors.

Name	Independent	Transactions/Relationships/Arrangements
Mr. Alvarez	Yes	None
Dr. Baicker	Yes	Payments to Harvard University totaling approximately $3.1 million (less than 0.1 percent of Harvard's total revenue), primarily for medical research
Sir Winfried Bischoff	Yes	None
Mr. Eskew	Yes	None
Mr. Fyrwald	Yes
Purchases of products and services from Ecolab totaling approximately $0.7 million (less than 0.1 percent of Ecolab's total revenue)
Purchases of products from Univar, Inc. totaling $1.9 million (less than 0.1 percent of Univar's total revenue)

Dr. Gilman	Yes	None
Mr. Hoover	Yes	None
Ms. Horn	Yes	None
Dr. Kaelin	Yes
Payments to Harvard University totaling approximately $3.1 million (less than 0.1 percent of Harvard's total revenue), primarily for medical research
Payments to Brigham and Women's Hospital totaling approximately $0.7 million (less than 0.1 percent of Brigham's total revenue), primarily for medical research
Payments to Dana-Farber Cancer Institute totaling approximately $1.7 million (less than 0.1 percent of Dana-Farber's total revenue), primarily for medical research

Ms. Marram	Yes	None
Mr. Oberhelman	Yes	None
Dr. Prendergast	Yes	Payments to the Mayo Clinic and the Mayo Foundation totaling approximately $4.4 million (less than 0.1 percent of Mayo's total revenue), primarily for medical research
Ms. Seifert	Yes	None

Director Tenure
Subject to the company’s charter documents, the following are the board’s expectations for director tenure:

•	A company officer-director, including the chief executive officer, will resign from the board at the time he or she retires or otherwise ceases to be an active employee of the company.

•	Nonemployee directors will retire from the board not later than the annual meeting of shareholders that follows their seventy-second birthday.

•	Directors may stand for reelection even though the board’s retirement policy would prevent them from completing a full three-year term.

•	A nonemployee director who retires or changes

principal job responsibilities will offer to resign from the board. The directors and corporate governance committee will assess the situation and recommend to the board whether to accept the resignation.

•
The directors and corporate governance committee, with input from all board members, also considers the contributions of individual directors at least every three years when considering whether to recommend nominating the director to a new three-year term.

Other Board Service
No new director may serve on more than three other public company boards, and no incumbent director may accept new positions on public company boards that would result in service on more than three other public company boards. The directors and corporate governance committee or the chair of that committee may approve exceptions to this limit upon a determination that such additional service will not impair the director’s effectiveness on the board.

Voting for Directors
In an uncontested election, directors are elected by a majority of the votes cast. Under the bylaws, any incumbent nominee for director who fails to receive a majority of the votes cast shall promptly tender his or her resignation following certification of the shareholder vote. The directors and corporate governance committee will consider the resignation offer and recommend to the board whether to accept it. The board will act on the committee’s recommendation within 90 days following certification of the shareholder vote. Board action on the matter will require the approval of a majority of the independent directors.

The company will disclose the board’s decision on a Form 8-K within four business days after the decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the board rejected the director’s resignation. If the resignation is accepted, the directors and corporate governance committee will recommend to the board whether to fill the vacancy or reduce the size of the board.

Any director who tenders his or her resignation under this provision will not participate in the directors and corporate governance committee or board deliberations regarding the resignation offer.

III. Director Compensation and Equity Ownership
The directors and corporate governance committee annually reviews board compensation and recommends any changes to the board.

Directors should hold meaningful equity ownership positions in the company; accordingly, a significant portion of director compensation is in the form of Lilly stock. Directors are required to hold Lilly stock, directly or through company plans, valued at not less than five times their annual cash retainer; new directors are allowed five years to reach this ownership level.

IV. Key Board Responsibilities
Selection of Chairman and Chief Executive Officer; Succession Planning
The board currently combines the role of chairman of the board with the role of chief executive officer, coupled with a lead director position to further strengthen the governance structure. The board believes this provides an efficient and effective leadership model for the company. Combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. To assure effective independent oversight, the board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined lead director role (see below for a full description of the role)

•	executive sessions of the independent directors after every regular board meeting

•	annual performance evaluations of the chairman and CEO by the independent directors.

However, no single leadership model is right for all companies and at all times. Depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Accordingly, the board periodically reviews its leadership structure.

The lead director recommends to the board an appropriate process by which a new chairman and CEO will be selected. The board has no required procedure for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.

A key responsibility of the CEO and the board is ensuring that an effective process is in place to provide continuity of leadership over the long term. Each year, succession-planning reviews culminate in a detailed review of top leadership talent by the compensation committee and a summary review by the independent directors as a whole. During these reviews, the CEO and the independent directors discuss future candidates for the CEO and other senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. During the year, the directors have multiple opportunities to interact with the company's top leadership talent in formal and informal settings.

The CEO maintains in place at all times, and reviews with the independent directors, a confidential plan for the timely and efficient transfer of his responsibilities in the event of an emergency or his sudden departure, incapacitation, or death.

Evaluation of Chief Executive Officer
The lead director is responsible for leading the independent directors in executive session to assess the performance of the chief executive officer at least annually. The results of this assessment are reviewed with the chief executive officer and considered by the compensation committee in establishing the chief executive officer’s compensation for the next year.

Corporate Strategy
Once each year, the board devotes an extended meeting with senior management to discuss the strategic issues and opportunities facing the company, allowing the board an opportunity to provide direction for the corporate strategic plan. These strategy sessions also provide the board an opportunity to interact extensively with the company’s senior leadership team.

Throughout the year, significant corporate strategy decisions are brought to the board in a timely way for its consideration.

Code of Ethics
The board approves the company’s code of ethics. This code is set out in:

•	The Red Book, a comprehensive code of ethical and legal business conduct applicable to all employees worldwide and to our board of directors

•
Code of Ethical Conduct for Lilly Financial Management, a supplemental code for our chief executive officer and all members of financial management that recognizes the unique responsibilities of those individuals in assuring proper accounting, financial reporting, internal controls, and financial stewardship.

Both documents are available online at http://www.lilly.com/about/business-practices/ethics-compliance, or upon request to the company’s corporate secretary.

The audit committee and public policy and compliance committee assist in the board’s oversight of compliance programs with respect to matters covered in the code of ethics.

Risk Oversight
The company has an enterprise risk management program overseen by its chief ethics and compliance officer and senior vice president of enterprise risk management, who reports directly to the CEO and is a member of the company’s top leadership committee. Enterprise risks are identified and prioritized by management, and the top prioritized risks are assigned to a board committee or the full board for oversight. For example, strategic risks are typically overseen by the full board; financial risks are overseen by the audit or finance committee; compliance and reputational risks are typically overseen by the public policy and compliance committee; and scientific risks are overseen by the science and technology committee. Management periodically reports on each such risk to the relevant committee or the board. The enterprise risk management program as a whole is reviewed annually at a joint meeting of the audit and public policy and compliance committees, and enterprise risks are also addressed at the annual board strategy session. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or relevant committee. Also, the compensation committee periodically reviews the most important enterprise risks to ensure that compensation programs do not encourage excessive risk-taking. The board’s role in the oversight of risk had no effect on the board’s leadership structure.

V. Functioning of the Board
Executive Sessions of Directors
The independent directors meet alone in executive session and in private session with the CEO at every regularly scheduled board meeting.
Lead Director
The board annually appoints a lead director from among the independent directors. Currently the lead director is Ms. Marram. The board has no set policy for rotation of the lead director role but believes that periodic rotation is appropriate. The lead director:

•	leads the board’s processes for selecting and evaluating the CEO

•
presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors unless the directors decide that, due to the subject matter of the session, another independent director should preside

•	serves as a liaison between the chairman and the independent directors

•	approves meeting agendas and schedules and generally approves information sent to the board;

•	has the authority to call meetings of the independent directors

•	has the authority to retain advisers to the independent directors.

Conflicts of Interest
Occasionally a director’s business or personal relationships may give rise to an interest that conflicts, or appears to conflict, with the interests of the company. Directors must disclose to the company all relationships that create a conflict or an appearance of a conflict. The board, after consultation with counsel, takes appropriate steps to identify actual or apparent conflicts and ensure that all directors voting on an issue are disinterested. A director will be excused from discussions on the issue, as appropriate.

Review and Approval of Transactions with Related Persons
The board has adopted a written policy and written procedures for review, approval, and monitoring of transactions involving the company and related persons (directors and executive officers, their immediate family members, or shareholders of 5 percent or greater of the company’s outstanding stock). The policy covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Policy: Related-person transactions must be approved by the board or by a committee of the board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the company. In considering the transaction, the board or committee will consider all relevant factors, including:

•	the company’s business rationale for entering into the transaction;

•	the alternatives to entering into a related-person transaction;

•	whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally;

•	the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and

•	the overall fairness of the transaction to the company.

The board or relevant committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable to amend or terminate the transaction.

Procedures:

•
Management or the affected director or executive officer will bring the matter to the attention of the chairman, the lead director, the chair of the directors and corporate governance committee, or the secretary.

•
The chairman and the lead director shall jointly determine (or, if either is involved in the transaction, the other shall determine in consultation with the chair of the directors and corporate governance committee) whether the matter should be considered by the board or by one of its existing committees consisting only of independent directors.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

•	The board or relevant committee will review the transaction annually to determine whether it continues to be in the company’s best interests.

The directors and corporate governance committee has approved the following related-party transactions.
Dr. John Bamforth, senior director, chief marketing officer, Lilly Bio-Medicines, is the spouse of Dr. Susan Mahony, senior vice president and president, Lilly Oncology, and has been employed by the company for over 20 years. In 2012, he was paid approximately $362,000 in cash compensation, and he received grants under the company’s performance-based equity program valued at approximately $49,000 based upon the fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). Similarly, Mr. Myles O’Neill, senior vice president, global drug products, is the spouse of Dr. Fionnuala Walsh, senior vice president, global quality, and has been employed by the company for over 10 years. His cash compensation in 2012 was approximately $684,000 and his equity grants were valued at approximately $141,000. Both Dr. Bamforth and Mr. O’Neill participate in the company’s benefit programs generally available to U.S. employees, and their compensation was established in accordance with the company’s compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

Orientation of New Directors; Director Education
A comprehensive orientation process is in place for new directors. In addition, directors receive ongoing continuing education through educational sessions at meetings, the annual strategy retreat, and periodic communications between meetings. We hold periodic mandatory training sessions for the audit committee, to which other directors and executive officers are invited. We also afford directors the opportunity to attend external director education programs.

Director Access to Management and Independent Advisors
Independent directors have direct access to members of management whenever they deem it necessary. The company’s executive officers attend at least part of each regularly scheduled board meeting. The independent directors and committees are also free to retain their own independent advisors, at company expense, whenever they feel it would be desirable to do so. The audit, compensation, and directors and corporate governance committees have sole authority to retain independent advisors to their respective committees.

Assessment of Board Processes and Performance
The directors and corporate governance committee annually assesses the performance of the board, its committees, and board processes based on inputs from all directors.

Committees of the Board of Directors
Number, Structure, and Independence
The duties and membership of the six board-appointed committees are described below. Only independent directors may serve on the committees.

Committee membership and selection of committee chairs are recommended to the board by the directors and corporate governance committee after consulting the chairman of the board and after considering the backgrounds, skills, and desires of the board members. The board has no set policy for rotation of committee members or chairs but annually reviews committee memberships and chair positions, seeking the best blend of continuity and fresh perspectives.

Functioning of Committees
Each committee reviews and approves its own charter annually, and the directors and corporate governance committee reviews and approves all committee charters annually. The chair of each committee determines the frequency and agenda of committee meetings. The audit, compensation, and public policy and compliance committees meet alone in executive session on a regular basis; all other committees meet in executive session as needed.

All six committee charters are available online at http://investor.lilly.com/governance.cfm, or upon request to the company's corporate secretary.

Audit Committee
The duties of the audit committee are described in “Audit Committee Matters” below.

Compensation Committee
The duties of the compensation committee are described in “Compensation Committee Matters” below.

Directors and Corporate Governance Committee
The duties of the directors and corporate governance

committee are described in “Directors and Corporate Governance Committee Matters” below.

Finance Committee
The finance committee reviews and makes recommendations regarding capital structure and strategies, including dividends, stock repurchases, capital expenditures, investments, financings and borrowings, financial risk management, and significant business-development projects.

Public Policy and Compliance Committee
The public policy and compliance committee:

•
oversees the processes by which the company conducts its business so that the company will do so in a manner that complies with laws and regulations and reflects the highest standards of integrity; and

•	reviews and makes recommendations regarding policies, practices, and procedures of the company that relate to public policy and social, political, and economic issues.

Science and Technology Committee
The science and technology committee:

•	reviews and makes recommendations regarding the company’s strategic research goals and objectives;

•	reviews new developments, technologies, and trends in pharmaceutical research and development;

•	reviews the progress of the company's new product pipeline; and

•	oversees matters of scientific and medical integrity and risk management.

Membership and Meetings of the Board and Its Committees
In 2012, each director attended more than 85 percent of the total number of meetings of the board and the committees on which he or she serves. In addition, all board members are expected to attend the annual meeting of shareholders, and all the directors attended in 2012. Current committee membership and the number of meetings of the board and each committee in 2012 are shown in the table below.

Name	Board	Audit	Compensation	Directors and Corporate Governance	Finance	Public Policy and Compliance	Science and Technology
Mr. Alvarez	Member				Member	Member	Member
Dr. Baicker	Member	Member				Member
Sir Winfried Bischoff	Member			Member	Chair
Mr. Eskew	Member	Chair			Member
Mr. Fyrwald	Member					Chair	Member
Dr. Gilman	Member					Member	Chair
Mr. Hoover	Member	Member	Member
Ms. Horn	Member		Chair	Member
Dr. Kaelin	Member				Member		Member
Dr. Lechleiter	Chair
Ms. Marram	Lead Director		Member	Chair
Mr. Oberhelman	Member	Member			Member
Dr. Prendergast	Member					Member	Member
Ms. Seifert	Member	Member	Member
Number of 2012 Meetings	8	10	7	5	6	8	5
Directors and Corporate Governance Committee Matters
Overview
The directors and corporate governance committee recommends to the board candidates for membership on the board and board committees and for lead director. The committee also oversees matters of corporate governance, including board performance, director independence and compensation, and the corporate governance guidelines.
All committee members are independent as defined in the NYSE listing requirements.
Director Qualifications
The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly-traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields.
Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The board is particularly interested in maintaining a mix that includes the following backgrounds:

•	active or retired chief executive officers and senior executives, particularly those with experience in operations, finance, accounting, banking, marketing, and sales;

•	international business;

•	medicine and science;

•	government and public policy; and

•	health care system (public or private).

Finally, board members should display the personal attributes necessary to be an effective director: unquestioned integrity; sound judgment; independence in fact and mindset; ability to operate collaboratively; and commitment to the company, its shareholders, and other constituencies.

Our board members represent a desirable mix of backgrounds, skills, and experiences, and they all share the personal attributes of effective directors described above. The board monitors the effectiveness of this approach via an annual internal board assessment as well as ongoing director succession planning discussions by the directors and corporate governance committee. Specific experiences and skills of our independent directors are included in ”Director Biographies” above.

Director Nomination Process
The board delegates the director screening process to the directors and corporate governance committee, which receives direct input from other board members.

Potential candidates are identified through recommendations from several sources, including:

•	incumbent directors;

•	management;

•	shareholders; and

•	independent executive search firms that may be retained by the committee to assist in locating and screening candidates meeting the board’s selection criteria.

The committee employs the same process for evaluating all candidates, including those submitted by shareholders. The committee initially evaluates a candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the committee, assisted by management or the search firm, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the chairman of the board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the committee makes a final recommendation to the board to nominate the candidate for election by the shareholders (or to select the candidate to fill a vacancy, as applicable).

Process for Submitting Recommendations and Nominations
A shareholder who wishes to recommend a director candidate for evaluation by the committee should forward the candidate’s name and information about the candidate’s qualifications to the chair of the directors and corporate governance committee, in care of the corporate secretary, at Lilly Corporate Center, Indianapolis, Indiana 46285. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the board.

Under Section 1.9 of the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2014 annual meeting (i.e., to propose a candidate for election who is not otherwise nominated by the board through the recommendation process described above) must give the company written notice by November 25, 2013 and no earlier than
September 22, 2013. The notice should be addressed to the corporate secretary at Lilly Corporate Center, Indianapolis, Indiana 46285. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate as described in more detail in Section 1.9 of the bylaws. A copy of the bylaws is available online at http://investor.lilly.com/governance.cfm. The bylaws will also be provided by mail upon request to the corporate secretary.

Prior Management Proposals to Eliminate Classified Board and Supermajority Voting Requirements
In each of the past six years, we submitted management proposals to eliminate the company's classified board structure. The proposals did not pass because they failed to receive a “supermajority vote” of
80 percent of the outstanding shares, as required in the company's bylaws. In addition, in each of the past three years, we submitted management proposals to eliminate the supermajority voting requirements themselves. Those proposals also fell short of the required 80 percent vote.

 Prior to 2012, these proposals received support ranging from 72 to 77 percent of the outstanding shares. In 2012, the vote was even lower, approximately 63 percent of the outstanding shares, driven in part by a 2012 NYSE rule revision prohibiting brokers from voting their clients' shares on corporate governance matters absent specific instructions from such clients. In preparation for 2013, we discussed these matters with our proxy solicitor and our major shareholders, including those who have supported and opposed these proposals in the past. We have concluded that the proposals would not be successful in 2013 and therefore we are not resubmitting them. We will continue to monitor this situation and engage in dialogue with our shareholders on these and other governance topics to ensure that Lilly continues to demonstrate strong corporate governance and accountability to shareholders.
Audit Committee Matters

Audit Committee Membership
All members of the audit committee are independent as defined in the SEC regulations and NYSE listing standards applicable to audit committee members. The board of directors has determined that Mr. Eskew, Mr. Hoover, and Mr. Oberhelman are audit committee financial experts, as defined in the rules of the SEC.

Audit Committee Report
The audit committee reviews the company’s financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, the committee has met and held discussions with management and the independent auditor. Management represented to the committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles (GAAP), and the committee has reviewed and discussed the audited financial statements and related disclosures with management and the independent auditor, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent auditor reports to the committee, which has sole authority to appoint and to replace the independent auditor.

The committee has discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and has discussed with the independent auditor the auditor’s independence from the company and its management. In concluding that the auditor is independent, the committee determined, among other things, that the nonaudit services provided by Ernst & Young LLP (as described below) were compatible with its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act), the committee has adopted policies to avoid compromising the independence of the independent auditor, such as prior committee approval of nonaudit services and required audit partner rotation.

The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the committee recommended to the board (and the board subsequently approved the recommendation) that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2012, for filing with the SEC. The committee has also appointed the company’s independent auditor, subject to shareholder ratification, for 2013.

Audit Committee
Michael L. Eskew, Chair
Katherine Baicker, Ph.D.
R. David Hoover
Douglas R. Oberhelman
Kathi P. Seifert

Services Performed by the Independent Auditor
The audit committee preapproves all services performed by the independent auditor, in part to assess whether the provision of such services might impair the auditor’s independence. The committee’s policy and procedures are as follows:

•
The committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. Audit services include internal controls attestation work under Section 404 of the Sarbanes-Oxley Act. The committee may also preapprove other audit services, which are those services that only the independent auditor reasonably can provide.

•
Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent auditor. The committee believes that the provision of these services does not impair the independence of the auditor.

•	The committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.

•
The committee may approve other services to be provided by the independent auditor if (i) the services are permissible under SEC and PCAOB rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the services.

•
At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other engagements known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval. To the extent approvals are required between regularly scheduled committee meetings, preapproval authority is delegated to the committee chair.

For each engagement, management provides the committee with information about the services and fees, sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.

After the end of the audit year, management provides the committee with a summary of the actual fees incurred for the completed audit year.

Independent Auditor Fees
The following table shows the fees incurred for services rendered on a worldwide basis by the company’s independent auditor in 2012 and 2011. All such services were preapproved by the committee in accordance with the preapproval policy.

			2012 (millions)	2011 (millions)
Audit Fees			$8.8	$8.8
•	Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley 404 attestation
•	Reviews of quarterly financial statements
•	Other services normally provided by the auditor in connection with statutory and regulatory filings
Audit-Related Fees			$0.7	$1.5
•	Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements
	–	2012 and 2011: primarily related to employee benefit plan and other ancillary audits, and due diligence services on potential acquisitions
Tax Fees			$2.2	$3.4
•	2012 and 2011: primarily related to consulting and compliance services
All Other Fees			$0.4	$0.5
•	2012 and 2011: primarily related to compliance services outside the U.S.
Total			$12.1	$14.2

Compensation Committee Matters

Scope of Authority
The compensation committee oversees the company’s global compensation philosophy and policies, as well as establishes the compensation of executive officers. The committee also acts as the oversight committee with respect to the company’s deferred compensation plans, management stock plans, and other management incentive compensation programs. The committee delegates authority to the appropriate company management for day-to-day plan administration and interpretation, including selecting participants, determining award levels within plan parameters, and approving award documents. However, the committee may not delegate any authority for matters affecting the executive officers.

The Committee’s Processes and Procedures
The committee’s primary processes for establishing and overseeing executive compensation can be found in the “Compensation Discussion and Analysis” section and in the summary below.

The committee's key processes and procedures for setting and overseeing executive compensation include:

Meetings. The committee meets several times each year (7 times in 2012). Committee agendas are approved by the committee chair in consultation with the committee’s independent compensation consultant. The committee meets in executive session after each regular meeting.

Retention of independent consultant. The committee has retained Cimi B. Silverberg of Frederic W. Cook &

Co., Inc., as its independent compensation consultant to assist the committee. Ms. Silverberg reports directly to the committee. Neither she nor her firm is permitted to have any business or personal relationship with management or the members of the compensation committee. The consultant’s duties include the following:

•	reviewing committee agendas and supporting materials in advance of each meeting and raising questions with the company’s global compensation group and the committee chair as appropriate

•	reviewing the company’s total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness

•	reviewing the company’s executive compensation program and advising the committee of evolving best practices

•	providing independent analyses and recommendations to the committee on the CEO’s pay

•	reviewing draft “Compensation Discussion and Analysis” and related tables for the proxy statement

•	proactively advising the committee on best practices for board governance of executive compensation

•	undertaking special projects at the request of the committee chair.

The consultant interacts directly with members of company management only on matters under the committee’s oversight and with the knowledge and permission of the committee chair.

Role of executive officers and management. With the oversight of the CEO and the senior vice president of human resources and diversity, the company’s global compensation group formulates recommendations on compensation philosophy, plan design, and the specific compensation recommendations for executive officers (other than the CEO, as noted below). The CEO gives the committee a performance assessment and compensation recommendation for each of the other executive officers. The committee considers those recommendations with the assistance of its consultant. The CEO and the senior vice president of human resources and diversity attend committee meetings but are not present for executive sessions or for any discussion of their own compensation. (Only nonemployee directors and the committee’s consultant attend executive sessions.)

The CEO does not participate in the formulation or discussion of his pay recommendations and has no prior knowledge of the recommendations that the consultant makes to the committee.

Risk assessment. With the help of its consultant, in 2012 the committee reviewed the company’s compensation policies and practices for employees, including executive officers. The committee concluded that the company’s compensation programs are not reasonably likely to have a material adverse effect on the company, after reviewing the business risks identified in the annual enterprise risk management assessment process. The committee noted several design features of the company’s cash and equity incentive programs that reduce the likelihood of inappropriate risk-taking:

•	independent compensation committee oversight

•	compensation committee engages independent compensation consultant

•	compensation committee has downward discretion to lower compensation plan payouts

•	threshold levels below target that provide for payouts and maximums that cap payouts

•	different measures and metrics used across multiple incentive plans; appropriate balance of cash/stock, fixed/variable pay, short-term/long-term incentive

•	compensation committee approval process for adjustments to financial results for compensation purposes

•	programs are self-funded; the cost of incentive program payouts is included when determining payout results

•	performance objectives are appropriately challenging yet achievable

•	target setting includes multiple inputs

•	appropriate levels of leverage exist within the programs

•	limited stock option usage

•	continuum of payout multiples for individual performance

•	review of top talent and retention plans

•	policy prohibiting hedging of company shares

•	negative compensation consequences for serious compliance violations and compensation recovery policy in place for executives

•	meaningful share ownership requirements for all members of senior management.
The committee concluded the company’s compensation programs do not encourage excessive risk among executive officers and instead encourage behaviors that support sustainable value creation.

Compensation Committee Interlocks and Insider Participation
None of the compensation committee members:

•	has ever been an officer of the company

•	has been an employee of the company since prior to 1980

•	is or was a participant in a related-person transaction in 2012 (see “Review and Approval of Transactions with Related Persons” for a description of our policy on related-person transactions).

None of our board members or compensation committee members is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Compensation Discussion and Analysis

Summary
Executive compensation for 2012 aligned well with the objectives of our compensation philosophy and with our performance, driven by these factors:

• The company exceeded internal corporate goals for revenue and earnings per share (EPS) as well as pipeline progress, as the company continued to navigate through a challenging period of significant patent expirations. The pipeline also progressed well, with approvals of Amyvid, Alimta® continuation maintenance in the U.S., Cymbalta® for generalized anxiety disorder in China, Cialis® for benign prostatic hyperplasia in the EU, and Exenatide Once Weekly® as well as six other approvals. Two new molecular entities (NMEs) entered Phase III, and 75 percent of project milestones for molecules in development were met or accelerated. As a result, the annual cash incentive bonus paid out at 142 percent of target.
• Two-year adjusted non-GAAP EPS growth fell to the bottom of our peer group, an expected consequence of the Zyprexa patent expiration, resulting in a payout of 50 percent of target for the 2011-2012 Performance Award (PA). Three-year stock price growth of 35 percent resulted in the 2010-2012 Shareholder Value Award (SVA) paying out at 140 percent of target.

Highlights:
• No changes to compensation and benefit design in 2012
• Revenue and EPS decline due to Zyprexa® patent expiration, but both exceed internal targets
• Above-target performance in advancing the pipeline
• Strong stock price performance in 2012
• No increase to CEO salary or incentive targets for 2010, 2011, or 2012

2012 Lilly Performance vs Corporate Goals
Multiple of Target
1.75
1.50
1.25
1.00
0.75
0.50
0.25
0.00
1.00
1.10
$22.3
$22.5
1.00
1.68
$3.18
$3.48
1.00
1.20
3.0
3.4
Adjusted Revenue ($B)
Adjusted Non-GAAP EPS
Pipeline Score (Scale 1-5)
Corporate Goal
Lilly Performance

2011-12 Lilly EPS Performance vs Peers
5%
-5%
-15%
-25%
5%
-2%
4%
-20%
4.6%
-8.4%
Adjusted Non-GAAP EPS Growth 2011
Adjusted Non-GAAP EPS Growth 2012
2 Year Compounded Growth
Expected Peer Performance
Lilly Performance

2012 Incentive Program Payouts
Multiple of Target
1.60
1.40
1.20
1.00
0.80
0.60
0.40
0.20
0.00
1.00
1.42
1.00
0.50
1.00
1.40
Bonus (cash) 2012
PA (stock) 2011-2012
SVA (stock)* 2010-2012
Target
Actual

2010-12 Lilly Stock Growth
40%
32%
24%
16%
8%
0%
14%
$41.00
35%
$48.43
3-Year Return Excluding Dividends
Target
Lilly Performance

•
A balanced program fosters employee achievement, retention, and engagement. We delivered a total compensation package composed of salary, performance-based cash and equity incentives, and a competitive employee benefits program. The Eli Lilly and Company Bonus Plan (the bonus plan) metrics of revenue, EPS, and pipeline performance against internal goals are designed to drive solid operational performance, promote innovation, and motivate employees during the next few years of patent expirations and business challenges. By contrast, for our long-term equity programs, we use the external metrics of EPS growth versus our peers and stock price performance versus expected large-cap returns. Together these elements reinforce pay-for-performance, provide balance (between short- and long-term performance, internal and external metrics, cash and stock compensation, fixed and variable pay), and encourage employee retention and engagement.

The Compensation Committee’s Processes and Analyses
Linking Business Strategy and Compensation Program Design
At Lilly, we aim to discover, develop, and acquire innovative new therapies—medicines that make a real difference for patients and deliver clear value for payers. In order to accomplish this goal, we must continually improve productivity in all that we do. To achieve these challenging goals, we must attract, engage, and retain highly-talented individuals who are committed to the company’s core values of integrity, excellence, and respect for people. Our compensation and benefits programs are based on the following objectives:

Executive Compensation Philosophy:
• Individual and company performance
• Long-term focus
• Consideration of both internal relativity and competitive pay
• Efficient and egalitarian
• Appropriate risk mitigation

• Reflect individual and company performance. We link employees’ pay to individual and company performance.
— As employees assume greater responsibilities, a greater portion of their pay is linked to company performance and shareholder returns through increased participation in equity programs.
— We seek to deliver above-market compensation given top-tier individual and company performance, but below-market compensation where individual performance falls short of expectations or company performance lags the industry.

—
Our 2012 incentive programs used a combination of internal corporate financial goals and a pipeline metric (annual bonus), relative EPS growth as measured against the expected performance of our peer companies (PA), and total shareholder return (TSR) (defined to include appreciation plus dividends) measured against stock price goals (SVA). We design our programs with clear targets, so that employees can understand how their efforts affect their pay.

—
We seek to balance the objectives of pay-for-performance and employee retention. Even during downturns in company performance, the program should continue to motivate and engage successful, high-achieving employees.

•
Foster a long-term focus. In our industry, long-term focus is critical to success and is consistent with our goal of retaining highly-talented employees as they build their careers. A competitive benefits program including a defined benefit pension aids retention. As employees progress to higher levels of the organization, a greater portion of compensation is tied to long-term performance through our equity programs.

•
Provide compensation consistent with the level of job responsibility and the market for pharmaceutical talent. We seek internal pay relativity, meaning that pay differences among jobs should be commensurate with differences in job responsibility and impact. In addition, the compensation committee compares the company’s programs with a peer group of global pharmaceutical and biopharmaceutical companies with whom we compete for talent.

•
Provide efficient and egalitarian compensation. We seek to deliver superior long-term shareholder returns and to share with employees the value created in a cost-effective manner. While the amount of compensation reflects differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefits programs is broadly similar across the organization.

•
Appropriately mitigate risk. The compensation committee reviews the company’s compensation policies and practices annually and works with management to ensure that program design does not inadvertently create inappropriate incentives.

•
Consider shareholder input. In establishing 2012 compensation, the committee considered the shareholder vote in 2011 on the compensation paid to named executive officers—more than 88 percent in favor. The committee viewed this vote as supportive of the company’s overall approach to executive compensation. The shareholder vote in 2012 also confirmed this view with an overall approval of greater than 93 percent. We communicate directly with shareholders on executive compensation matters.

Setting Compensation
The compensation committee considers several factors to set compensation that meets company objectives. Among those considerations are:

•	Assessment of individual performance. Individual performance is a major factor in determining compensation.

—The independent directors, under the direction of the lead director, meet with the CEO at the beginning of the year to agree upon the CEO’s performance objectives for the year. At the end of the year, the independent directors meet with the CEO and also in executive session to assess the CEO’s performance based on his achievement of the objectives, contribution to the company’s performance, ethics and integrity, and other leadership accomplishments. This evaluation is shared with the CEO by the lead director and is used by the compensation committee in setting the CEO’s compensation for the following year.
—For the other executive officers, the committee receives individual performance assessments and compensation recommendations from the CEO and also exercises its judgment based on the board’s knowledge and its interactions with the executive officers. As with the CEO, an executive officer’s performance assessment is based on his or her achievement of objectives established between the executive officer and the CEO, contribution to the company’s performance, ethics and integrity, and other leadership attributes and accomplishments.

•	Assessment of company performance. The committee considers company performance measures in two ways:

—
In establishing total compensation ranges, the committee uses as a reference the performance of the company and the public companies in its peer group with respect to revenue, EPS, return on assets, and one- and five-year TSR.

—	The committee establishes specific company performance goals that determine payouts under the company’s cash and equity incentive programs.

•	Peer-group analysis. The committee reviews peer-group data as a market check for compensation decisions, but does not base compensation targets on peer-group data only.

— Overall competitiveness. The committee uses aggregated market data as a reference point to ensure that executive compensation is competitive within the broad middle range of comparative pay at peer companies when the company achieves the targeted performance levels. The committee does not target a specific position within the range of market data.
— Individual competitiveness. The pay of individual executives is
Compensation Considerations: • Individual performance • Company performance • Peer-group analysis • Internal relativity compared with market pay if the jobs are sufficiently similar to make the comparison meaningful. The individual’s pay is driven primarily by individual and company performance and internal relativity; the peer-group data is used as a market check to ensure that individual pay remains within the broad middle range of peer-group pay. The committee does not target a specific position within the range.

The peer group for 2012 compensation decisions included Abbott Laboratories; Amgen Inc.; AstraZeneca plc; Baxter International, Inc.; Bristol-Myers Squibb Company; Genzyme Corporation (prior to its acquisition by Sanofi-Aventis); GlaxoSmithKline plc; Hoffmann-La Roche Inc.; Johnson & Johnson; Merck & Co., Inc.; Novartis AG; Pfizer Inc.; Sanofi-Aventis; and Takeda Pharmaceuticals Company. The committee reviews the peer group for appropriateness at least every three years, and approved the current peer group in 2010. The peer companies are direct competitors for our products, operate in a similar business model, and employ people with the unique skills required to operate an established biopharmaceutical company. The committee also considers market cap and revenue as measures of size. With the exception of Johnson & Johnson and Pfizer, peer companies were no greater than three times our size with regard to both measures. The committee included Johnson & Johnson and Pfizer despite their size because both compete directly with Lilly for management and scientific talent.

•
CEO compensation. To provide further assurance of independence, the compensation for the CEO is developed based upon a recommendation from the committee’s independent consultant, with limited support from company staff. The consultant prepares analyses showing competitive CEO compensation among the peer group for the individual elements of compensation and total direct compensation. Typically, the consultant develops a range of recommendations for any change in the CEO’s base salary, annual cash incentive target, equity grant value, and equity mix. The CEO has no prior knowledge of the recommendations and takes no part in the recommendations, committee discussions, or decisions.

Executive Compensation for 2012
Overview
In setting target compensation for 2012, the committee reviewed 2011 individual and company performance and peer-group data as discussed above, and also considered expected competitive trends in executive pay. That review included:

•
Company performance. In 2011, the company performed in the upper tier of the peer group in one-year TSR, in the middle tier in revenue growth, and in the lower tier in adjusted non-GAAP EPS and five-year TSR. Company performance against corporate operating goals was slightly above target for adjusted non-GAAP EPS growth and slightly below target for return on assets. Growth in adjusted revenue, adjusted non-GAAP EPS, net cash flow, operating income per employee, and pipeline progress exceeded corporate goals.

•
Individual performance. In assessing the 2011 performance of executive officers, the independent directors (for the CEO) and the compensation committee (with regard to all executive officers) considered the company’s and the executive officer’s accomplishment of objectives established at the beginning of the year and their own subjective assessment of the executive officer’s performance.

—	In assessing Dr. Lechleiter's performance, the independent directors noted that under Dr. Lechleiter's leadership in 2011, the company:

•	Delivered above-plan growth in revenue, EPS, and cash flow.

•
Achieved the infrastructure reduction goals set in 2009 of elimination of 5,500 positions and reduction of $1 billion in costs from the 2009 plan, excluding acquisitions and strategic additions in Japan and key emerging markets.

•	Continued to advance the product pipeline, with 11 molecules in late-stage development.

The directors also noted Dr. Lechleiter's strong leadership in establishing and executing the company's strategy to weather the period of patent expirations through 2014 and return to long-term growth following 2014. Dr. Lechleiter continued to set a clear tone throughout the organization emphasizing integrity, ethics, compliance, and quality. In addition, he continued his effective public advocacy on behalf of the company, especially in the areas of FDA and patent reform, and oversaw smooth transitions of two critical  leadership roles in the organization.

Dr. Lechleiter requested that his base salary and incentive targets not be increased for 2012, as most employees worldwide did not receive increases. Despite his strong performance, the committee agreed to Dr. Lechleiter’s request and his 2012 target compensation remained the same as 2011.

—
Mr. Rice assumed expanded operational responsibilities. He demonstrated effective leadership during the implementation of the global financial shared services centers, which will enable the company to streamline and standardize key global financial operations. Mr. Rice also showed continued strong financial stewardship and oversight of investor relations.

—
Dr. Lundberg's leadership was a key factor in very strong pipeline progress in 2011. He enhanced Lilly Research Laboratories' focus on achieving key pipeline milestones, made strong gains in employee engagement scores, and recruited key scientific talent.

—
Mr. Armitage is broadly recognized for his critical role in helping to reform the U.S. patent laws to better protect innovators, culminating in the America Invents Act of 2011. He also led the company to excellent results across a broad spectrum of Hatch-Waxman litigation. Mr. Armitage retired from the company on December 31, 2012.

—
Mr. Conterno provided key leadership to improve the company’s competitive position in markets for our diabetes business products with the successful consummation of the Boehringer-Ingelheim partnership and the termination of the Amylin commercial partnership and settlement of related issues. He collaborated effectively with manufacturing personnel to improve gross margins on these products. His organization reported high employee-engagement scores and strong commitment to ethics and compliance.

•	Pay relative to peer group. The company’s total compensation to executive officers, in the aggregate, for 2011 was in the broad middle range of the peer group.

The committee determined the following:

•
Program elements. The 2012 program consisted of base salary, a cash incentive bonus, and two forms of performance-based equity grants: PAs and SVAs. Executives also received the company employee benefits package. This total compensation program balances the mix of cash and equity compensation, the mix of current and longer-term compensation, the mix of internally and externally focused goals, and the security of foundational benefits in a way that furthers the compensation objectives discussed above.

•
Targets. The company generally maintained pay ranges and a balance of pay elements similar to 2011. The committee believes this overall program continues to provide cost-effective delivery of total compensation that:

—	encourages employee retention and engagement by delivering competitive cash and equity components

—	maintains a strong link to company performance and shareholder returns through a balanced equity incentive program without encouraging excessive risk-taking
—maintains appropriate internal pay relativity

—	provides opportunity for total pay within the broad middle range of expected peer-group pay when company performance is comparable to that of our peers.

The graph below shows the balance of fixed and performance-based target compensation determined by the committee and actual compensation received for 2012 bonus. The target compensation reflects decisions made by the compensation committee for 2012. This includes the 2012-2013 PA and the 2012-2014 SVA. Actual compensation includes base salary and cash incentive bonus earned in 2012 and the equity awards that completed their performance periods in 2012, namely, the 2011-2012 PA and the 2010-2012 SVA.

2012 Target and Actual Compensation (millions)

Fixed	Performance based			One-time

Base salary	Bonus	PA	SVA	RSU upon Hire

Cash		Long-term equity

Actual base salary and bonus amounts are shown in the “Summary Compensation Table.” The PA payout for 2011-2012 performance period paid out at 50 percent of target, as shown in the “Outstanding Equity Awards at December 31, 2012” table. The SVA payout for 2010-2012 performance was 140 percent of target, as shown in the “Options Exercised and Stock Vested in 2012” table. Additionally, the graph above includes the vesting of a portion of restricted stock units (RSUs) that Dr. Lundberg received upon joining the company.

Base Salary
Most employees around the globe did not receive base salary increases for 2012 as part of the company's efforts to manage costs during this period of patent expirations. As a result, executive officers' 2012 salaries remained unchanged from 2011.
Annualized Base Salary (thousands)
Name	2011	2012	Percentage Increase
Dr. Lechleiter	$1,500	$1,500	0%
Mr. Rice	$990	$990	0%
Dr. Lundberg	$979	$979	0%
Mr. Armitage	$841	$841	0%
Mr. Conterno	$670	$670	0%

Cash Incentive Bonuses
The company’s annual cash bonus program is designed to align employees’ individual goals with the company’s financial plans and pipeline delivery objectives for the current year. For executive officers, cash incentive bonuses are made under the Executive Officer Incentive Plan (EOIP), which establishes a maximum annual incentive bonus and grants the committee discretion to reduce the bonus from the maximum. Under the EOIP, the maximum bonuses are based on non-GAAP net income (as defined under “Adjustments to Reported Results” below) for the year. For the chief executive officer, chief operating officer (if any), and executive chairman (if any), the maximum is 0.3 percent of non-GAAP net income. For other executive officers, the maximum is 0.15 percent of non-GAAP net income. No payments can be made unless the company has a positive non-GAAP net income for the year. The committee has discretion to reduce, but not increase, the annual incentive bonus.

Bonus Weighting:
• 25% adjusted revenue goals
• 50% adjusted non-GAAP EPS goals
• 25% pipeline progress
2012 Targets:
• $22.3 billion adjusted revenue
• $3.18 adjusted non-GAAP EPS
• Achievement of pipeline milestones

In exercising this discretion, the committee intends generally to award executive officers the lesser of (i) the bonuses they would have received under the bonus plan or (ii) the EOIP maximum amounts. Each year the committee establishes target bonuses for the executive officers based on a percentage of salary. At the end of the year, the committee will reduce the bonuses from the EOIP maximum based on the company’s achievement relative to performance-based goals (as described below) set by the committee in a manner consistent with the committee’s administration of the bonus plan. Accordingly, actual payouts under the EOIP are expected to be less than the EOIP maximum amounts. The committee retains further discretion to reduce the bonuses below the results that would have been yielded under the bonus plan.

All other management employees worldwide, as well as a substantial number of nonmanagement employees in the U.S., participate in the bonus plan. Under the plan, participants’ targets and company goals are set at the beginning of each year. Bonus payouts range from zero to 200 percent of target amounts depending on the company’s performance in regard to these goals. At the end of the performance period, the committee has discretion to adjust a bonus payout downward (but not upward) from the amount yielded by the formula.

The committee considered the following when establishing the 2012 awards:

•
Bonus targets. Consistent with our compensation objectives, as employees assume greater responsibilities, more of their pay is linked to company performance. Bonus targets (expressed as a percentage of base salary) were based on job responsibilities, internal relativity, individual performance, and peer-group data. For each named executive officer, the committee maintained the same bonus targets as 2011.
	Bonus Targets (as a percentage of base salary)
	Name	2011	2012
	Dr. Lechleiter	140%	140%
	Mr. Rice	90%	90%
	Dr. Lundberg	90%	90%
	Mr. Armitage	80%	80%
	Mr. Conterno	75%	75%

•
Company performance measures. A bonus program’s goals should be challenging, yet achievable, in order to motivate and retain employees. Since 2011, performance goals under our bonus plan are tied directly to our internal annual operating goals. The committee established 2012 corporate goals with a 25 percent weighting on adjusted revenue goals, 50 percent weighting on adjusted non-GAAP EPS goals, and 25 percent weighting on our pipeline progress.

In establishing the 2012 goals, the committee used the company’s 2012 annual operating plan to set goals of $22.3 billion in adjusted revenue, $3.18 in adjusted non-GAAP EPS, and measures of both the output and sustainability of the pipeline. Payouts were determined by this formula:

(0.25 x adjusted revenue multiple) + (0.50 x adjusted non-GAAP EPS multiple) + (0.25 x pipeline multiple)
= bonus multiple

bonus multiple x bonus target x base salary earnings = payout

The committee can always lower (but not increase) payouts to individual executive officers when individual performance goals are not achieved.

2012 adjusted revenue, adjusted non-GAAP EPS, and pipeline multiples are illustrated by this chart:

				1.10
			Target

Adjusted Revenue Multiple
	0.0	0.5	1.0		1.5		2.0
Adjusted Revenue	$19,818	$21,033	$22,252		$23,461		$24,676
						1.68

Adjusted Non-GAAP EPS Multiple	0.0	0.5	1.0		1.5		2.0
Adjusted Non-GAAP EPS	$2.74	$2.96	$3.18		$3.40		$3.62
				1.20

Pipeline multiple
	0.0	0.5	1.0		1.5		2.0
Pipeline score	1.0	2.0	3.0		4.0		5.0

2012 adjusted revenue of $22.5 billion exceeded the goal of $22.3 billion, and resulted in an adjusted revenue multiple of 1.10. 2012 adjusted non-GAAP EPS of $3.48 exceeded the goal of $3.18, resulting in an adjusted non-GAAP EPS multiple of 1.68.

The pipeline output and sustainability metrics were set consistent with corporate goals. The science and technology committee of the board of directors assessed the company’s progress toward achieving these goals at 3.4 (on a scale of 1 to 5), noting 11 product approvals versus a goal of 10, and two NMEs entering into Phase III versus a goal of 1 NME. Additionally, 75 percent of pipeline projects met their milestone goals, which was in the target range of 70 to 80 percent. The science and technology committee also performed a subjective assessment of the quality of the pipeline. Based on the recommendation of the science and technology committee, the compensation committee certified a pipeline score of 3.4, resulting in a pipeline multiple of 1.20.

Combined, the revenue, EPS, and pipeline progress multiples yielded a bonus multiple of 1.42.
(0.25 x 1.10) + (0.50 x 1.68) + (0.25 x 1.20) = 1.42 bonus multiple

Equity Incentives—Total Equity Program
We employ two forms of equity incentives granted under the 2002 Lilly Stock Plan: PAs and SVAs. These incentives are designed to focus company leaders on multi-year operational performance as well as long-term shareholder value. In 2012, the company granted equity incentives to approximately 15 percent of our employee population. For executive officers, SVAs pay out in shares that have a three-year performance period followed by a one-year holding requirement; PAs have a two-year performance period and pay out in RSUs that vest one year after the performance period. The following chart shows the performance and holding periods for PA and SVA grants over time:

Performance and Holding Periods for PAs and SVAs
2010	2011	2012	2013	2014	2015	2016

2010-2011 PA
	2011-2012 PA						Performance Period
		2012-2013 PA					Restricted Stock Units
2013-2014 PA

2010-2012 SVA							Performance Period
	2011-2013 SVA						Required Holding Period
2012-2014 SVA
2013-2015 SVA

Target grant values. For 2012, the committee set the aggregate target values for the named executive officers based on internal relativity, individual performance, and aggregated peer-group data. Dr. Lundberg's target grant value was increased, reflecting his leadership in helping the company achieve key pipeline milestones. The target grant values for the remaining named executive officers were maintained. Consistent with the company's compensation objectives, individuals at higher levels received a greater proportion of total compensation in the form of equity. The committee determined that for members of senior management, a 50/50 split between PAs and SVAs appropriately balances the company financial

Equity Compensation:
• Performance metrics of growth in non-GAAP EPS and share price are objective and align with shareholder interests
• Target grant values set based on internal relativity, performance, and peer data performance and shareholder equity return metrics of the two programs. Target values for the 2011 and 2012 equity grants for the named executive officers were as follows:

Target Grant Values (thousands)
Name	2011-2012 PA	2012-2013 PA	2011-2013 SVA	2012-2014 SVA	Percentage Increase (total)
Dr. Lechleiter	$3,750	$3,750	$3,750	$3,750	0%
Mr. Rice	$1,900	$1,900	$1,900	$1,900	0%
Dr. Lundberg	$1,375	$1,500	$1,375	$1,500	9%
Mr. Armitage	$1,000	$1,000	$1,000	$1,000	0%
Mr. Conterno	$1,000	$1,000	$1,000	$1,000	0%

Equity Incentives—Performance Awards
PAs provide employees with shares of company stock if certain company performance goals are achieved. The awards are structured as a schedule of potential shares earned based on cumulative, compounded annual growth in adjusted non-GAAP EPS over a two-year period. The growth rates are based on expected peer group adjusted non-GAAP EPS growth for the period. Possible payouts for the 2012-2013 PA range from 0 to 150 percent of the target depending on adjusted non-GAAP EPS growth over the performance period. No dividends are accrued or paid on the awards during the performance period.

Performance Awards:
• Target two-year ajdusted non-GAAP EPS growth for 2012-2013 PA is 3.3% annually, slightly above median expected peer-group performance
• Payout in RSUs for executive officers vests after one year

Company performance measure. For the 2012 grants, the committee once again established the performance measure as adjusted non-GAAP EPS growth. The committee believes adjusted non-GAAP EPS growth is an effective motivator because it is closely linked to shareholder value, is broadly communicated to the public, is easily understood by employees, and allows for objective comparisons to peer-group performance. The target compounded growth percentage of 3.3 percent per year slightly exceeded the median expected adjusted non-GAAP EPS growth of companies in our peer group, based on investment analysts’ published estimates. Accordingly, consistent with our compensation objectives, company performance exceeding the expected peer-group median will result in above-target payouts, while company performance lagging the expected peer-group median will result in below-target payouts. The measure of adjusted non-GAAP EPS used in the PA program differs from the adjusted non-GAAP EPS measure used in our annual bonus program in two ways. First, the bonus program measures adjusted non-GAAP EPS over a one-year period, while the PA program measures adjusted non-GAAP EPS over a two-year period. Second, the target adjusted non-GAAP EPS goal in the bonus program is set with reference to our internal operating plan for the year, while the target adjusted non-GAAP EPS goal in the PA program is set relative to expected growth rates for our peer group.

Potential payouts for 2012-2013 PAs are illustrated by the chart below:

2012-2013 PA
		50% payout

					Target

Payout Multiple	0.00		0.50	0.75	1.00	1.25	1.50
Cumulative 2-Year Adjusted Non-GAAP EPS	$4.41		$8.46	$8.86	$9.26	$9.67	$10.09+
Equity Incentives—Shareholder Value Awards
In 2007, the company replaced its stock option program with the SVA program. SVAs are structured as a schedule of potential shares of company stock that may be earned based on the company’s share price performance over a three-year period. No dividends are accrued or paid on the awards during the performance period. Payouts range from 0 to 140 percent of the target amount, depending on stock performance over the period. At the end of the performance period, the committee has discretion to adjust an award payout downward (but not upward) from the amount yielded by the formula. The SVA program delivers equity compensation that is strongly linked to three-year total shareholder return, which aligns employee interests with those of shareholders.

Shareholder Value Awards:
• Three-year performance period
• Target is determined by applying an expected three-year rate of return for peer group companies
• Shares earned by executive officers must be held one year

Company performance measure. For the 2012 grants, the SVA will pay above target if company stock outperforms an expected compounded annual rate of return for peer group companies and below target if company stock underperforms that rate of return. The expected rate of return is based on the total return that a reasonable investor would consider appropriate for investing in a basket of large-cap U.S. companies (based on input from external money managers). The resulting share price payout schedule was developed using this expected rate of return (ten percent) , less the company’s dividend yield applied to the starting share price. Executive officers receive no payout if TSR for the three-year period is zero or negative.

The starting price for the 2012-2014 SVAs was $38.64 per share, representing the average of the closing prices of company stock for all trading days in November and December 2011. The future share price that would pay out the target number of shares was established based on the expected rate of return for large-cap companies, less an assumed dividend yield of 5.1 percent. The ending price to determine payouts will be the average of the closing prices of company stock for all trading days in November and December 2014.

The 2012-2014 SVA will be paid out to executive officers according to the grid below in early 2015:

2012-2014 SVA
Ending Stock Price	Less than $32.77	$32.77-$37.46	$37.47-$42.14	$42.15-$44.64	$44.65-$47.14	$47.15-$49.64	Greater than $49.64
Compounded Annual Share Price Growth Rate (excluding dividends)	Less than (5.3%)	(5.3%)-(1.0%)	(1.0%)-2.9%	2.9%-4.9%	4.9%-6.9%	6.9% -8.7%	Greater than 8.7%
Percent of Target	0%	40%	60%	80%	100%	120%	140%

Restricted Stock Units
No one-time RSUs were awarded to any of the named executive officers in 2012.

Stock Options
The company stopped granting stock options in 2007. The stock options granted in 2002 expired in 2012, and the named executive officers who held them forfeited the awards having realized no value. These awards (and other expired stock options) were not replaced.

Adjustments to Reported Results
Consistent with past practice, the committee adjusted the results on which 2011-2012 PAs and the 2012 bonus were determined to eliminate the distorting effect of certain unusual income or expense items on year-over-year growth percentages. The adjustments are intended to:

•	align award payments with the underlying performance of the core business

•	avoid volatile, artificial inflation or deflation of awards due to unusual items in either the award year or the previous (comparator) year

•
eliminate certain counterproductive short-term incentives—for example, incentives to refrain from acquiring new technologies, to defer disposing of underutilized assets, or to defer settling legacy legal proceedings to protect current bonus payments.

To assure the integrity of the adjustments, the committee establishes adjustment guidelines at the beginning of the year. These guidelines are generally consistent with the company guidelines for reporting non-GAAP earnings to the investment community, which are reviewed by the audit committee of the board. The adjustments apply equally to income and expense items. The compensation committee reviews all adjustments and retains downward discretion, i.e., discretion to reduce compensation below the amounts that are yielded by the adjustment guidelines.

Adjustments for 2012 Bonus Plan. For the 2012 bonus calculations, the committee made the following adjustments to reported revenue and EPS:

•
Neutralized the impact of the early payment by Bristol-Myers Squibb of Amylin's exenatide revenue-sharing obligations by (i) eliminating the income recognized on the early payment and (ii) adjusting planned revenue and EPS for exenatide to include the planned amounts for the portion of the year after the early payment.

•	Eliminated the EPS impact of significant asset impairments and restructuring charges.

•
Made additional reductions to "as reported" revenue and non-GAAP EPS in connection with the timing of certain pricing actions that occurred earlier than anticipated. Because the increases had occurred at the time the targets were being established, management recommended, and the committee agreed, to adjust the incremental revenue and EPS out of the 2012 results for bonus purposes.

•
Neutralized the impact of the delayed enactment of the American Taxpayer Relief Act of 2012, by adding the expected amount of the delayed 2012 tax benefits to 2012 EPS, and increasing the 2013 bonus EPS goal by the same amount to offset the benefit to be received in 2013.

Reconciliations of these adjustments to our reported revenue and EPS are below.

2012
Revenue as reported ($ millions)	$22,603.4
Impact of certain pricing actions	$(106.0)
Impact of Amylin pro-rata revenue	$(9.0)
Revenue—adjusted	$22,488.4
EPS as reported	$3.66
Eliminate IPR&D charges for acquisitions and in-licensing transactions	$0.00
Eliminate asset impairments, restructuring, and other special charges (including Xigris® withdrawal)	$0.16
Eliminate impact of the early payment of Amylin financial obligation	$(0.43)
Non-GAAP EPS	$3.39
Xigris withdrawal adjustment	$(0.01)
EPS impact of the timing of pricing actions	$(0.06)
Pro-rata portion of Amylin net income	$0.09
2012 R&D Tax Credit	$0.07
Non-GAAP EPS—adjusted	$3.48*
*Numbers may not add due to rounding

Adjustments for 2011-2012 PA. When the committee set EPS growth goals for the 2011-2012 PA, the termination of our exenatide alliance with Amylin and the associated revenue-sharing obligation was not contemplated and therefore, the 2011-2012 PA goals assumed ongoing net income from sales of exenatide. The committee decided to neutralize the impact of the early payment. In addition, although the company excluded the impact of the Xigris®

product withdrawal that occurred in 2011 in its published non-GAAP earnings, the committee chose to include the negative impact on sales and EPS for both 2011 and 2012 when determining EPS for purposes of paying the 2011-2012 PA.

For the 2011-2012 PA payout calculations, the committee made the following adjustments to reported EPS:

•
For 2012: (i) Eliminated the income received from the early payment of the exenatide revenue-sharing obligation; (ii) Added back the planned income from exenatide for the portion of the year after the early payment;

•	For 2010 and 2011: Eliminated one-time accounting charges for acquired in-process research and development;

•	For 2010: Eliminated the impact of U.S. health care reform

•	For 2010, 2011, and 2012: Eliminated the impact of significant asset impairment and restructuring charges.

The adjustments were intended to align award payments more closely with underlying business growth trends and eliminate volatile swings (up or down) caused by the unusual items. This is demonstrated by the 2010, 2011, and 2012 adjustments:

EPS Percent Growth vs. Prior Years
20%

15%

10%

5%

0%
EPS growth - as reported
-5%
EPS growth - adjusted non-GAAP
-10%

-15%

-20%

-25%

	2010	2011	2012

Reconciliations of these adjustments to our EPS and our published non-GAAP EPS are below.

	2012	2011	% Growth 2012 vs. 2011	2010	% Growth 2011 vs. 2010
EPS as reported	$3.66	$3.90	(6.2)%	$4.58	(14.8)%
Eliminate IPR&D charges for acquisitions and in-licensing transactions	—	$0.23		$0.03
Eliminate asset impairments, restructuring and other special charges (including Xigris withdrawal)	$0.16	$0.29		$0.13
Eliminate income from early payment of Amylin financial obligation	$(0.43)
Non-GAAP EPS	$3.39	$4.41	(23.1)%	$4.74	(7.0)%
Health care reform adjustment	—			$0.24
Xigris withdrawal adjustment	$(0.01)	$(0.05)		—
Pro-rata portion of Amylin Net Income	$0.09	—		—
Non-GAAP EPS—adjusted	$3.47	$4.36	(20.4)%	$4.98	(12.4)%

Numbers reflected may not add due to rounding
Equity Incentive Grant Mechanics and Timing
The committee approves target grant values for equity incentives prior to the grant date. On the grant date, those values are converted to shares based on:

•	The closing price of company stock on the grant date.

•	The same valuation methodology the company uses to determine the accounting expense of the grants under FASB ASC Topic 718.
The committee's procedure for the timing of equity grants assures that grant timing is not being manipulated for employee gain. The annual equity grant date for all eligible employees is in the first half of February. The committee establishes this date in October. The February grant date timing is driven by these considerations:

•
It coincides with the company's calendar-year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

•	It follows the annual earnings release, so that the stock price at that time can reasonably be expected to fairly represent the market's collective view of our then-current results and prospects.
Grants to new hires and other off-cycle grants are effective on the first trading day of the following month.

Employee and Post-Employment Benefits
The company offers core employee benefits coverage to:

•	provide our global workforce with a reasonable level of financial support in the event of illness, injury, and retirement

•	enhance productivity and job satisfaction through programs that focus on work/life balance.

The benefits available are the same for all U.S. employees and include medical and dental coverage, disability insurance, and life insurance.

In addition, The Lilly Employee 401(k) plan (the 401(k) plan) and The Lilly Retirement Plan (the retirement plan) provide U.S. employees a reasonable level of retirement income reflecting employees’ careers with the company. To the extent that any employee’s retirement benefit exceeds IRS limits for amounts that can be paid through a qualified plan, the company also offers a nonqualified pension plan and a nonqualified savings plan. These plans provide only the difference between the calculated benefits and the IRS limits, and the formula is the same for all U.S. employees.

The cost of both employee and post-employment benefits is partially borne by the employee, including each executive officer.

Perquisites
The company provides very limited perquisites to executive officers. The company does not allow personal use of the corporate aircraft except the aircraft is made available for the personal use of Dr. Lechleiter when the security and efficiency benefits to the company outweigh the expense. Dr. Lechleiter did not use the corporate aircraft for personal flights during 2012, nor did he receive any other perquisites. Depending on seat availability, family members and personal guests of executive officers may travel on the company aircraft to accompany executives who are traveling on business. There is no incremental cost to the company for these trips.

The Lilly Deferred Compensation Plan
Executives may defer receipt of part or all of their cash compensation under The Lilly Deferred Compensation Plan (the deferred compensation plan), which allows executives to save for retirement in a tax-effective way at minimal cost to the company. Under this unfunded plan, amounts deferred by the executive are credited at an interest rate of 120 percent of the applicable federal long-term rate, as described in more detail following the “Nonqualified Deferred Compensation in 2012” table.

Severance Benefits
Except in the case of a change in control of the company, the company is not obligated to pay severance to named executive officers upon termination of their employment; any such payments are at the discretion of the compensation committee.

Change in Control Severance: • All regular employees covered • Double trigger • Two-year cash pay protection for executives • 18-month benefit continuation • Tax gross-up eliminated in 2012
The company has adopted a change-in-control severance pay plan for nearly all employees, including the executive officers. The plan is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, the plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment.
Although benefit levels may differ depending on the employee’s job level and seniority, the basic elements of the plan are comparable for all regular employees:

•
Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the company plan generally requires a “double trigger”—a change in control followed by an involuntary loss of employment within two years thereafter. This is consistent with the plan's intent to provide employees with financial protection upon loss of employment. A partial exception is made for outstanding PAs, a portion of which would be paid out upon a change in control on a pro-rated basis for time worked based on the forecasted payout level at the time of the change in control. This partial payment is appropriate because of the difficulties in converting the company EPS targets into an award based on the surviving company’s EPS. Likewise, if Lilly is not the surviving entity, a portion of outstanding SVAs would be paid out on a pro-rated basis for time worked up to the change in control based on the merger price for company stock.

•
Covered terminations. Employees are eligible for payments if, within two years of the change in control, their employment is terminated (i) without cause by the company or (ii) for good reason by the employee, each as is defined in the plan. See “Potential Payments Upon Termination or Change in Control” for a more detailed discussion, including a discussion of what constitutes a change in control.

•
Employees who suffer a covered termination receive up to two years of pay and 18 months of benefits protection. These provisions assure employees a reasonable period of protection of their income and core employee benefits.

—Severance payment. Eligible terminated employees would receive a severance payment ranging from six months’ to two years’ base salary. Executives are all eligible for two years’ base salary plus two times the then-current year’s target bonus.
—Benefit continuation. Basic employee benefits such as health and life insurance would be continued for 18 months following termination of employment, unless the individual becomes eligible for coverage with a new employer. All employees would receive an additional two years of both age and years-of-service credit for purposes of determining eligibility for retiree medical and dental benefits.

•	Accelerated vesting of equity awards. Any unvested equity awards at the time of termination of employment would vest.

•
Excise tax. In some circumstances, the payments or other benefits received by the employee in connection with a change in control could exceed limits established under Section 280G of the Internal Revenue Code. The employee would then be subject to an excise tax on top of normal federal income tax. The company does not reimburse employees for any excise or income taxes paid or other severance benefits related to change in control severance. However, the amount of change in control-related benefits will be reduced to the 280G limit if the employee would receive a greater after-tax benefit when compared to the payment net of all income and excise taxes that would be owed as a result of all change in control payments.

Share Ownership and Retention Guidelines; Hedging Prohibition and Pledging Shares
Share ownership and retention guidelines help to foster a focus on long-term growth. The CEO is required to own company stock valued at least six times his or her annual base salary. Other executive officers are required to own a fixed number of shares based on their position. The fixed number of shares eliminates volatility in the share ownership requirements that can occur with sharp movements in share price. Until the guideline level is reached, the executive officer must retain all existing holdings as well as 50 percent of net shares resulting from new equity payouts. Our executives have a long history of maintaining extensive holdings in company stock, and all named executive officers already meet or exceed the guideline. All new executive officers are on track to meet or exceed the guideline within the next few years. As of February 22, 2013, Dr. Lechleiter held shares valued at approximately 26 times his salary. The following table shows the required share levels for the named executive officers:

Executive officers are also required to retain all shares received from the company equity programs, net of acquisition costs and taxes, for at least one year, even once share ownership requirements have been met. For PAs, this requirement is met by paying the award in the form of RSUs with a one-year vesting period. Employees are not permitted to hedge their economic exposures to company stock through short sales or derivative transactions, and our executive officers do not hold any pledged shares.

Name	Share Requirement	Meets Requirement
Dr. Lechleiter	six times base salary	Yes
Mr. Rice	75,000	Yes
Dr. Lundberg	75,000	Yes
Mr. Armitage	Retired	--
Mr. Conterno	50,000	Yes

Tax Deductibility Cap on Executive Compensation
U.S. federal income tax law prohibits the company from taking a tax deduction for non-performance based compensation paid in excess of $1,000,000 to named executive officers. However, performance-based compensation is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation objectives.

We have taken steps to qualify all incentive awards (bonuses, PAs, and SVAs) for full deductibility as performance-based compensation. The committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the company's compensation objectives and to protect shareholder interests. For 2012, the non-deductible compensation was approximately $440,000 for Dr. Lechleiter, less than the portion of his base salary that exceeded $1,000,000, and approximately $1.36 million for Dr. Lundberg, primarily attributable to the vesting of RSUs received when he joined the company.

Executive Compensation Recovery Policy and Other Risk Mitigation Tools
All incentive awards are subject to forfeiture upon termination of employment prior to the end of the performance period or for disciplinary reasons. In addition, the executive compensation recovery policy is administered by the compensation committee, which has broad discretion to determine appropriate implementation. Pursuant to the executive compensation recovery policy in place for 2012, the company is empowered to recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. The committee does not believe it is practical to apply a specific claw-back policy to SVAs in the event of misstated financial results since it is very difficult to isolate the amount, if any, by which the stock price might benefit from misstated financial results over a three-year performance period. As set forth in the "Looking Ahead to 2013 Compensation" section below, the recovery policy for misconduct will be broadened in future years.

The company can also recover or “claw back” all or a portion of any incentive compensation in the case of materially inaccurate financial statements or material errors in the performance calculation, whether or not they result in a restatement and whether or not the executive officer has engaged in wrongful conduct. Recoveries under this “no-fault” provision cannot extend back more than two years.

The recovery policy applies to any incentive compensation awarded or paid to an employee at a time when he or she is an executive officer. Subsequent changes in status, including retirement or termination of employment, do not affect the company’s rights to recover compensation under the policy.

In addition to the executive compensation recovery policy, the committee and management have implemented compensation-program design features to mitigate the risk of compensation programs encouraging misconduct or imprudent risk-taking. First, incentive programs are designed using a diversity of meaningful financial metrics (growth in stock price measured over three years, revenue, EPS [measured over one and two years], and pipeline progress), providing a balance between short- and long-term performance. The committee reviews incentive programs each year against the objectives of the programs, assesses any features that could encourage excessive risk-taking, and makes changes as necessary. Second, management has implemented effective controls that minimize unintended and willful reporting errors.

Looking Ahead to 2013 Compensation
Changes to the company’s executive compensation program effective in 2013:

•	Following dialogue with shareholders, we have broadened our executive compensation recovery policy in two ways:

◦
We removed the requirement that there be a financial restatement in order to recover compensation from an executive who has engaged in misconduct. The policy now allows recovery from an executive whose misconduct results in a material violation of law or company policy that causes significant harm to the company, or who fails in his or her supervisory responsibility to prevent such misconduct by others; and

◦	We expanded the policy to apply to all members of senior management.

•
For our 2013 compensation decisions, we expanded our peer group to include six smaller biopharmaceutical and medical device companies: Allergan, Inc., Biogen IDEC Inc., Celgene Corporation, Covidien PLC, Gilead Sciences, Inc., and Medtronic, Inc. Lilly's size in terms of revenue is in the middle of our new peer group.

Compensation Committee Report
The compensation committee evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the company’s management stock plans, and other management incentive, benefit, and perquisite programs. Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” above. The committee is satisfied that the “Compensation Discussion and Analysis” fairly and completely represents the philosophy, intent, and actions of the committee with regard to executive compensation. The committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement for filing with the SEC.

Compensation Committee
Karen N. Horn, Ph.D., Chair
R. David Hoover
Ellen R. Marram
Kathi P. Seifert

Executive Compensation

Summary Compensation Table
Name and Principal Position		Year	Salary ($)	Bonus ($)		Stock Awards ($) [3]		Option Awards ($)	Non-Equity Incentive Plan Compensation ($) [4]	Change in Pension Value ($) [5]	All Other Compensation ($) [6]	Total Compensation ($)
John C. Lechleiter, Ph.D.	[1]	2012	$1,500,000	$0		$5,625,000		$0	$2,982,000	$4,423,633	$90,000	$14,620,633
Chairman, President, and Chief Executive Officer		2011	$1,500,000	$0		$5,625,000		$0	$2,625,000	$6,530,094	$90,000	$16,370,094
		2010	$1,500,000	$0		$8,175,000		$0	$2,982,000	$3,757,545	$90,000	$16,504,545
Derica W. Rice		2012	$990,000	$0		$2,850,000		$0	$1,265,220	$1,770,767	$59,400	$6,935,387
Executive Vice President, Global Services and Chief Financial Officer		2011	$984,167	$0		$2,850,000		$0	$1,107,188	$940,589	$59,050	$5,940,993
		2010	$955,000	$0		$3,270,000		$0	$1,220,490	$996,723	$57,300	$6,499,513
Jan M. Lundberg, Ph.D.		2012	$978,500	$0		$2,250,000		$0	$1,250,523	$307,275	$58,710	$4,845,008
Executive Vice President, Science and Technology and President, Lilly Research Laboratories		2011	$973,750	$0		$2,062,500		$0	$1,095,469	$232,128	$58,425	$4,422,272
		2010	$946,401	$1,000,000	[2]	$6,225,000	[2]	$0	$1,209,501	$83,150	$87,833	$9,551,885

Robert A. Armitage		2012	$840,900	$0		$1,500,000		$0	$955,262	$629,012	$50,454	$3,975,628
Senior Vice President and General Counsel		2011	$840,900	$0		$1,500,000		$0	$840,900	$595,293	$50,454	$3,827,547
		2010	$836,817	$0		$2,180,000		$0	$950,624	$521,237	$50,209	$4,538,886
Enrique A. Conterno		2012	$669,500	$0		$1,500,000		$0	$713,018	$992,187	$40,170	$3,914,875
Senior Vice President and President, Lilly Diabetes		2011	$666,250	$0		$1,500,000		$0	$624,609	$887,380	$39,975	$3,718,214
		2010	$650,000	$0		$1,962,000		$0	$692,250	$275,998	$39,000	$3,619,248

[1]
Supplement to the "Summary Compensation Table." The PA grant values included in the "Stock Awards" column are based on the probable payout outcome anticipated at the time of grant, which was different from the target value in each year. For purposes of comparison, the supplemental table below shows Dr. Lechleiter's target compensation, which has remained the same for the past three years as the company entered the current period of patent expirations.

Name	Year	Annualized Salary	Target Stock Awards	Target Cash Incentive Bonus	Total
John C. Lechleiter, Ph.D.	2012	$1,500,000	$7,500,000	$2,100,000	$11,100,000
	2011	$1,500,000	$7,500,000	$2,100,000	$11,100,000
	2010	$1,500,000	$7,500,000	$2,100,000	$11,100,000

[2]	Dr. Lundberg received a signing bonus and a one-time RSU award upon joining the company in January 2010.

[3]
This column shows the grant date fair value of PAs and SVAs computed in accordance with FASB ASC Topic 718. Values for awards subject to performance conditions (PAs) are computed based upon the probable outcome of the performance condition as of the grant date. A discussion of assumptions used in calculating award values may be found in Note 9 to our 2012 audited financial statements in our Form 10-K.

The table below shows the minimum, target, and maximum payouts for the 2012-2013 PA grant included in this column of the Summary Compensation Table.

Name	Payout Date	Minimum Payout	Target Payout	Maximum Payout
Dr. Lechleiter	January 2014	$0	$3,750,000	$5,625,000
Mr. Rice	January 2014	$0	$1,900,000	$2,850,000
Dr. Lundberg	January 2014	$0	$1,500,000	$2,250,000
Mr. Armitage	January 2014	$0	$1,000,000	$1,500,000
Mr. Conterno	January 2014	$0	$1,000,000	$1,500,000

[4]	Payments for 2012 performance were made in March 2013 under the bonus plan. All bonuses paid to named executive officers were part of a non-equity incentive plan.

[5]
The amounts in this column are the change in pension value for each individual, calculated by our actuary. No named executive officer received preferential or above-market earnings on deferred compensation.

[6]	The table below shows the components of the “All Other Compensation” column for 2010 through 2012, which includes the company match for each individual’s 401(k) plan contributions, tax reimbursements, and perquisites.

Name	Year	Savings Plan Match	Tax Reimbursements		Perquisites	Other		Total "All Other Compensation"
Dr. Lechleiter	2012	$90,000	$0		$0	$0		$90,000
	2011	$90,000	$0		$0	$0		$90,000
	2010	$90,000	$0		$0	$0		$90,000
Mr. Rice	2012	$59,400	$0		$0	$0		$59,400
	2011	$59,050	$0		$0	$0		$59,050
	2010	$57,300	$0		$0	$0		$57,300
Dr. Lundberg	2012	$58,710	$0		$0	$0		$58,710
	2011	$58,425	$0		$0	$0		$58,425
	2010	$56,784	$12,876	[1]	$0	$18,173	[2]	$87,833
Mr. Armitage	2012	$50,454	$0		$0	$0		$50,454
	2011	$50,454	$0		$0	$0		$50,454
	2010	$50,209	$0		$0	$0		$50,209
Mr. Conterno	2012	$40,170	$0		$0	$0		$40,170
	2011	$39,975	$0		$0	$0		$39,975
	2010	$39,000	$0		$0	$0		$39,000

[1]
The company does not reimburse executive officers for taxes outside of the limited circumstance of taxes related to employee relocation. The 2010 amount for Dr. Lundberg is related to such relocation-related tax reimbursements, which were made pursuant to our relocation policy that applies to any employee asked by the company to relocate.

[2]	Relocation expenses reimbursed under the company relocation policy.
We have no employment agreements with our named executive officers.

Grants of Plan-Based Awards During 2012
The compensation plans under which the grants in the following table were made are described in the “Compensation Discussion and Analysis” and include the bonus plan (a non-equity incentive plan) and the 2002 Lilly Stock Plan (which provides for PAs, SVAs, stock options, restricted stock grants, and RSUs).

					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock or Option Awards: Number of Shares of Stock, Options, or Units	Grant Date Fair Value of Equity Awards
Name	Award	Grant Date		Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)
Dr. Lechleiter		—		—	$52,500	$2,100,000	$4,200,000
	2012-2013 PA	2/6/2012	[2]	12/12/2011				52,462	104,924	157,386		$1,875,000
	2012-2014 SVA	2/6/2012	[3]	12/12/2011				56,775	141,938	198,713		$3,750,000
											—
Mr. Rice		—		—	$22,275	$891,000	$1,782,000
	2012-2013 PA	2/6/2012	[2]	12/12/2011				26,581	53,162	79,743		$950,000
	2012-2014 SVA	2/6/2012	[3]	12/12/2011				28,766	71,915	100,681		$1,900,000
											—
Dr. Lundberg		—		—	$22,016	$880,650	$1,761,300
	2012-2013 PA	2/6/2012	[2]	12/12/2011				20,985	41,970	62,955		$750,000
	2012-2014 SVA	2/6/2012	[3]	12/12/2011				22,710	56,775	79,485		$1,500,000
											—
Mr. Armitage		—		—	$16,818	$672,720	$1,345,440
	2012-2013 PA	2/6/2012	[2]	12/12/2011				13,990	27,980	41,970		$500,000
	2012-2014 SVA	2/6/2012	[3]	12/12/2011				15,140	37,850	52,990		$1,000,000
											—
Mr. Conterno		—		—	$12,553	$502,125	$1,004,250
	2012-2013 PA	2/6/2012	[2]	12/12/2011				13,990	27,980	41,970		$500,000
	2012-2014 SVA	2/6/2012	[3]	12/12/2011				15,140	37,850	52,990		$1,000,000
											—

[1]
These columns show the threshold, target, and maximum payouts for performance under the bonus plan. As described in the section titled “Cash Incentive Bonuses” in the “Compensation Discussion and Analysis,” bonus-payouts range from 0 to 200 percent of target. The bonus payment for 2012 performance was 142 percent of target, and is included in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

[2]
This row shows the range of payouts for 2012-2013 PA grants as described in the section titled “Equity Incentives—Performance Awards” in the “Compensation Discussion and Analysis.” The 2012-2013 PA will pay out in January 2014 based on cumulative adjusted non-GAAP EPS for 2012 and 2013. Payouts will range from 0 to 150 percent of target and will be in the form of RSUs, vesting in February 2015. The grant-date fair value of the PA reflects the probable payout outcome anticipated at the time of grant, which was less than the target value.

[3]
This row shows the range of payouts for 2012-2014 SVA grants as described in the section titled “Equity Incentives—Shareholder Value Awards” in the “Compensation Discussion and Analysis.” The 2012-2014 SVA payout will be determined in January 2015. SVA payouts range from 0 to 140 percent of target. We measure the fair value of the SVA unit on the grant date using a Monte Carlo simulation model.

To receive a payout under the PA or the SVA, a participant must remain employed with the company through the end of the relevant performance period (except in the case of death, disability, or retirement). In addition, an employee who was an executive officer at the time of the 2012-2013 PA grant will receive payment in RSUs according to the chart titled “Performance and Holding Periods for PAs and SVAs” in the “Compensation Discussion and Analysis.” SVAs granted in 2012 will pay out in common stock at the end of the three-year performance period according to the grid in the section of the “Compensation Discussion and Analysis” titled “Equity Incentives—Shareholder Value Awards,” provided the participant is still employed with the company (except in the case of death, disability, or retirement). No dividends accrue on either PAs or SVAs during the performance period. Non-preferential dividends accrue during the earned PA’s one-year restriction period (following the two-year performance period) and are paid upon vesting.

Outstanding Equity Awards at December 31, 2012
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		[1]	Option Exercise Price ($)	Option Expiration Date	Award	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Dr. Lechleiter						2012-2014 SVA				198,713	[2]	$9,800,525
						2011-2013 SVA				209,331	[3]	$10,324,205
						2012-2013 PA				52,462	[4]	$2,587,426
						2011-2012 PA	58,778	[5]	$2,898,931
						2010-2011 PA	132,367	[6]	$6,528,340
	140,964			$56.18	02/09/2016
	127,811			$55.65	02/10/2015
	200,000			$73.11	02/14/2014
	120,000	[7]		$57.85	02/15/2013
Mr. Rice						2012-2014 SVA				100,681	[2]	$4,965,587
						2011-2013 SVA				106,061	[3]	$5,230,929
						2012-2013 PA				26,581	[4]	$1,310,975
						2011-2012 PA	29,781	[5]	$1,468,799
						2010-2011 PA	52,947	[6]	$2,611,346
	30,000			$52.54	04/29/2016
	27,108			$56.18	02/09/2016
	23,077			$55.65	02/10/2015
	25,000			$73.11	02/14/2014
	11,200	[7]		$57.85	02/15/2013
Dr. Lundberg						2012-2014 SVA				79,485	[2]	$3,920,200
						2011-2013 SVA				76,755	[3]	$3,785,557
						2012-2013 PA				20,985	[4]	$1,034,980
						2011-2012 PA	21,552	[5]	$1,062,945
						2010-2011 PA	44,122	[6]	$2,176,097
						Grant upon hire	33,334	[8]	$1,644,033
Mr. Armitage						2012-2014 SVA				52,990	[2]	$2,613,467
						2011-2013 SVA				55,821	[3]	$2,753,092
						2012-2013 PA				13,990	[4]	$689,987
						2011-2012 PA	15,674	[5]	$773,042
						2010-2011 PA	35,297	[6]	$1,740,848
	54,217			$56.18	02/09/2016
	53,254			$55.65	02/10/2015
	80,000			$73.11	02/14/2014
	80,000	[7]		$57.85	02/15/2013
Mr. Conterno						2012-2014 SVA				52,990	[2]	$2,613,467
						2011-2013 SVA				55,821	[3]	$2,753,092
						2012-2013 PA				13,990	[4]	$689,987
						2011-2012 PA	15,674	[5]	$773,042
						2010-2011 PA	31,768	[6]	$1,566,798
						RSU	30,000	[9]	$1,479,600
	6,928			$56.18	02/09/2016
	7,101			$55.65	02/10/2015
	10,700			$73.11	02/14/2014
	10,700	[7]		$57.85	02/15/2013

[1]	These options vested as listed in the table below by expiration date.

Expiration Date	Vesting Date	Expiration Date	Vesting Date
4/29/2016	5/1/2009	2/14/2014	2/19/2007
2/9/2016	2/10/2009	2/15/2013	2/17/2006
2/10/2015	2/11/2008

[2]
SVAs granted for the 2012-2014 performance period that will end December 31, 2014. The number of shares reported in the table reflects the maximum payout, which will be made if the average closing stock price in November and December 2014 is over $49.64. Actual payouts may vary from 0 to 140 percent of target. Net shares from any payout must be held by executive officers for a minimum of one year. Had the performance period ended at year-end 2012, the payout would have been 120 percent of target.

[3]
SVAs granted for the 2011-2013 performance period that will end December 31, 2013. The number of shares reported in the table reflects the maximum payout, which will be made if the average closing stock price in November and December 2013 is over $44.59. Actual payouts may vary from 0 to 140 percent of target. Net shares from any payout must be held by executive officers for a minimum of one year. Had the performance period ended at year-end 2012, the payout would have been 140 percent of target.

[4]
This number represents the threshold value of PA shares that could pay out in January 2014 for 2012-2013 performance, provided performance goals are met. Any shares resulting from this award will pay out in the form of RSUs, vesting February 2015. Actual payouts may vary from 0 to 150 percent of target. The number of shares recorded in the table reflects the payout if the combined cumulative adjusted non-GAAP EPS for 2012 and 2013 falls between the range of $4.41 and $8.46.

[5]	The 2011-2012 PA paid out at 50 percent of target in January 2013 in the form of RSUs, vesting February 2014.

[6]	PA shares paid out in January 2012 for the 2010-2011 performance period. These shares vested in February 2013.
7 These options expired with no value realized by the holder.
8 Dr. Lundberg’s RSU award was granted February 1, 2010; one third vested on February 1, 2011, one third vested February 1, 2012, and the remaining shares vested February 1, 2013.

[9]	This grant was made in 2008 outside of the normal annual cycle and will vest in two installments, one third on May 1, 2013, and the remaining shares on May 1, 2018.

Options Exercised and Stock Vested in 2012
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) [1]
Dr. Lechleiter	0	$0	219,812	[2]	$8,735,329
			238,203	[3]	$12,674,782
Mr. Rice	0	$0	87,924	[2]	$3,494,100
			95,281	[3]	$5,069,902
Dr. Lundberg	0	$0	33,333	[4]	$1,324,653
			79,401	[3]	$4,224,927
Mr. Armitage	0	$0	58,616	[2]	$2,329,400
			63,521	[3]	$3,379,952
Mr. Conterno	0	$0	—		—
			57,169	[3]	$3,041,962

[1]	Amounts reflect the market value of the stock on the day the stock vested.

[2]	PAs paid out in January 2011 (as RSUs) for company performance during 2009-2010 and subject to forfeiture until vesting in February 2012.

[3]	Payout of the 2010-2012 SVA at 140 percent of target.

[4]	The second installment of a one-time RSU grant awarded to Dr. Lundberg when he joined the company in 2010.

Retirement Benefits
We provide retirement income to U.S. employees, including executive officers, through the following plans:

•
The 401(k) plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Participants may elect to contribute a portion of their salary to the plan, and the company provides matching contributions on employees’ contributions up to 6 percent of base salary. The employee contributions, company contributions, and earnings thereon are paid out in accordance with elections made by the participant. See the footnotes to “Summary Compensation Table” for information about company contributions for the named executive officers.

•
The retirement plan, a tax-qualified defined benefit plan that provides monthly benefits to retirees. See the “Pension Benefits in 2012” table below for additional information about the value of these pension benefits.

Sections 401 and 415 of the Internal Revenue Code generally limit the amount of annual pension that can be paid from a tax-qualified plan ($200,000 in 2012) as well as the amount of annual earnings that can be used to calculate a pension benefit ($250,000 in 2012). However, since 1975, the company has maintained a nonqualified pension plan that pays retirees the difference between the amount payable under the retirement plan and the amount they would have received without the Internal Revenue Code limits. The nonqualified pension plan is unfunded and subject to forfeiture in the event of bankruptcy.

The following table shows benefits that the named executive officers have accrued under the retirement plan and the nonqualified pension plan.

Pension Benefits in 2012
Name		Plan	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) [1]	Payments During Last Fiscal Year ($)
Dr. Lechleiter	[2]	retirement plan (pre-2010)	30	$1,488,325
		retirement plan (post-2009)	3	$83,994
		nonqualified plan (pre-2010)	30	$27,003,459
		nonqualified plan (post-2009)	3	$1,391,941
		total		$29,967,719	$0
Mr. Rice		retirement plan (pre-2010)	20	$656,354
		retirement plan (post-2009)	3	$52,471
		nonqualified plan (pre-2010)	20	$5,245,909
		nonqualified plan (post-2009)	3	$391,742
		total		$6,346,476	$0
Dr. Lundberg	[3]	retirement plan (post-2009)	3	$88,987
		nonqualified plan (post-2009)	3	$536,765
		total		$625,752	$0
Mr. Armitage	[4]	retirement plan (pre-2010)	10	$426,608
		retirement plan (post-2009)	3	$106,939
		nonqualified plan (pre-2010)	10	$3,107,546
		nonqualified plan (post-2009)	3	$698,602
		total		$4,339,695	$0
Mr. Conterno		retirement plan (pre-2010)	17	$559,272
		retirement plan (post-2009)	3	$50,274
		nonqualified plan (pre-2010)	17	$2,087,151
		nonqualified plan (post-2009)	3	$177,429
		total		$2,874,126	$0

[1]	The following standard actuarial assumptions were used to calculate the present value of each individual’s accumulated pension benefit:

Discount rate:	4.37 percent
Mortality (post-retirement decrement only):	RP 2000CH
Pre-2010 joint and survivor benefit (% of pension):	50% until age 62; 25% thereafter
Post-2009 benefit payment form:	life annuity

[2]
Dr. Lechleiter is currently eligible for full retirement benefits under the old plan formula (pre-2010 benefits) and qualifies for early retirement under the new plan formula (post-2009 benefits, as described below).

[3]	Dr. Lundberg joined the company in January 2010. He is covered under our retirement plans and has no special retirement arrangement or enhanced benefits.

[4]
Mr. Armitage retired December 31, 2012, with full retirement benefits under the old plan formula and qualified for early retirement under the new plan formula. His additional service credit, described below, increased the present value of his nonqualified pension benefit by $118,108.

The retirement plan benefits shown in the table are net present values. The benefits are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree and, if elected, any qualifying survivor. The annual benefit under the retirement plan is calculated using years of service and the average of the annual earnings (salary plus bonus) for the highest five out of the last 10 calendar years of service (final average earnings).

Post-2009 Plan Information: Following amendment of our retirement plan formulae, employees hired on or after February 1, 2008 have accrued retirement benefits only under the new plan formula. Employees hired before that date have accrued benefits under both the old and new plan formulae. All eligible employees, including those hired on or after February 1, 2008, can retire at age 65 with at least five years of service and receive an unreduced benefit. The annual benefit under the new plan formula is equal to 1.2 percent of final average earnings multiplied by years of service. Early retirement benefits under this plan formula are reduced 6 percent for each year under age 65. Transition benefits were afforded to employees with 50 points (age plus service) or more as of December 31, 2009. These benefits were intended to ease the transition to the new retirement formula for those employees who are closer to retirement or have been with the company longer. For the transition group, early retirement benefits are reduced 3 percent for each year from age 65 to age 60 and 6 percent for each year under age 60. All named executive officers except Dr. Lundberg are in this transition group.

Pre-2010 Plan Information: Employees hired prior to February 1, 2008 accrued benefits under both plan formulae. For these employees, benefits that accrued before January 1, 2010 were calculated under the old plan formula. The amount of the benefit is calculated using actual years of service through December 31, 2009, while total years of service is used to determine eligibility and early retirement reductions. The benefit amount is increased (but not decreased) proportionately, based on final average earnings at termination compared to final average earnings at December 31, 2009. Full retirement benefits are earned by employees with 90 or more points (the sum of his or her age plus years of service). Employees electing early retirement receive reduced benefits as described below:

•	The benefit for employees with between 80 and 90 points is reduced by 3 percent for each year under 90 points or age 62.

•
The benefit for employees who have less than 80 points, but who reached age 55 and have at least 10 years of service, is reduced as described above and is further reduced by 6 percent for each year under 80 points or age 65.

When Mr. Armitage joined the company in 1999, he would not have been eligible to receive a retirement benefit prior to age 65. Therefore, the company agreed to provide him with an early retirement benefit based on his actual years of service and earnings, provided he worked until at least age 60. Since Mr. Armitage reached age 60 with 9.75 years of service, for purposes of determining eligibility and calculating his early retirement reduction, he was credited with an additional 10.25 years of service. The additional service credit made him eligible to begin receiving reduced benefits 15 months early, but did not change the timing or amount of his unreduced benefits (shown in the “Pension Benefits in 2012” table). A grant of additional years of service credit to any employee must be approved by the compensation committee of the board of directors.

Nonqualified Deferred Compensation in 2012
Name	Plan	Executive Contributions in Last Fiscal Year ($) [1]	Registrant Contributions in Last Fiscal Year ($) [2]	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) [3]
Dr. Lechleiter	nonqualified savings	$75,000	$75,000	$279,334		$1,913,988
	deferred compensation	$656,250		$312,787		$9,855,721
	total	$731,250	$75,000	$592,121	$0	$11,769,709
Mr. Rice	nonqualified savings	$44,400	$44,400	$106,737		$749,503
	deferred compensation	$0		$0		$0
	total	$44,400	$44,400	$106,737	$0	$749,503
Dr. Lundberg	nonqualified savings	$43,710	$43,710	$26,875		$304,791
	deferred compensation	$0		$0		$0
	total	$43,710	$43,710	$26,875	$0	$304,791
Mr. Armitage	nonqualified savings	$35,454	$35,454	$134,266		$862,867
	deferred compensation	$0		$211,709		$6,588,468
	total	$35,454	$35,454	$345,975	$0	$7,451,335
Mr. Conterno	nonqualified savings	$25,170	$25,170	$49,213		$320,381
	deferred compensation	$100,000		$19,708		$631,863
	total	$125,170	$25,170	$68,921	$0	$952,244

[1]
The amounts in this column are also included in the “Summary Compensation Table,” in the “Salary” column (nonqualified savings) or the “Non-Equity Incentive Plan Compensation” column (deferred compensation).

[2]	The amounts in this column are also included in the “Summary Compensation Table,” in the “All Other Compensation” column as a portion of the savings plan match.

[3]	Of the totals in this column, the following amounts have previously been reported in the “Summary Compensation Table” for this year and for previous years:

Name	2012 ($)	Previous Years ($)	Total ($)
Dr. Lechleiter	$806,250	$8,062,631	$8,868,881
Mr. Rice	$88,800	$434,204	$523,004
Dr. Lundberg	$87,420	$171,618	$259,038
Mr. Armitage	$70,908	$5,935,935	$6,006,843
Mr. Conterno	$150,340	N/A	$150,340

The "Nonqualified Deferred Compensation" in 2012 table above shows information about two company programs: the nonqualified savings plan and the deferred compensation plan. The nonqualified savings plan is designed to allow each employee to contribute up to 6 percent of his or her base salary, and receive a company match, beyond the contribution limits prescribed by the IRS with regard to 401(k) plans. This plan is administered in the same manner as the 401(k) plan, with the same participation and investment elections. Executive officers and other U.S. executives may also defer receipt of all or part of their cash compensation under the deferred compensation plan. Amounts deferred by executives under this plan are credited with interest at 120 percent of the applicable federal long-term rate as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code with monthly compounding, which was 3.3 percent for 2012 and is 2.9 percent for 2013. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but may not make withdrawals during their employment, except in the event of hardship as approved by the compensation committee. All deferral elections and associated distribution schedules are irrevocable. Both plans are unfunded and subject to forfeiture in the event of bankruptcy.

Potential Payments Upon Termination or Change in Control
The following table describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. Except for certain terminations following a change in control of the company, as described below, there are no agreements, arrangements, or plans that entitle named executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminating executive officer (other than following a change in control) would be at the discretion of the compensation committee.

Potential Payments Upon Termination of Employment (as of December 31, 2012)
		Cash Severance Payment [1]	Incremental Pension Benefit (present value)	Continuation of Medical / Welfare Benefits (present value) [2]	Value of Acceleration of Equity Awards [3]	Excise Tax Gross-Up [4]	Total Termination Benefits
Dr. Lechleiter
•	Voluntary retirement	$0	$0	$0	$0	$0	$0
•	Involuntary retirement or termination	$0	$0	$0	$0	$0	$0
•	Involuntary or good-reason termination after change in control	$7,200,000	$0	$15,138	$11,896,165	$0	$19,111,303
Mr. Rice
•	Voluntary termination	$0	$0	$0	$0	$0	$0
•	Involuntary retirement or termination	$0	$0	$0	$0	$0	$0
•	Involuntary or good-reason termination after change in control	$3,762,000	$0	$33,319	$6,020,267	$0	$9,815,586
Dr. Lundberg
•	Voluntary termination	$0	$0	$0	$0	$0	$0
•	Involuntary retirement or termination	$0	$0	$0	$0	$0	$0
•	Involuntary or good-reason termination after change in control	$3,718,300	$0	$25,224	$4,528,565	$0	$8,272,089
Mr. Armitage	[5]
•	Voluntary retirement	$0	$0	$0	$0	$0	$0
•	Involuntary retirement or termination	$0	$0	$0	$0	$0	$0
•	Involuntary or good-reason termination after change in control	$0	$0	$0	$0	$0	$0
Mr. Conterno
•	Voluntary retirement	$0	$0	$0	$0	$0	$0
•	Involuntary retirement or termination	$0	$0	$0	$0	$0	$0
•	Involuntary or good-reason termination after change in control	$2,343,250	$0	$29,436	$3,880,163	$0	$6,252,849

[1]	See “Change-in-Control Severance Pay Plan” below.

[2]	See “Accrued Pay and Regular Retirement Benefits” and “Change-in-Control Severance Pay Plan—Continuation of medical and welfare benefits” below.

[3]	Beginning in 2010, equity grants included an individual performance criterion to vest. As a result, even retirement-eligible employees have the possibility of forfeiting their grants.

[4]	The company eliminated excise tax gross-ups in 2012.

[5]	Mr. Armitage retired on December 31, 2012.

Accrued Pay and Regular Retirement Benefits. The amounts shown in the table above do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	accrued salary and vacation pay.

•	regular pension benefits under the retirement plan and the nonqualified pension plan. See “Retirement Benefits” above.

•
welfare benefits provided to all U.S. retirees, including retiree medical and dental insurance. The amounts shown in the table above as “Continuation of Medical / Welfare Benefits” are explained below.

•
distributions of plan balances under the 401(k) plan and the nonqualified savings plan. See the narrative following the “Nonqualified Deferred Compensation in 2012” table for information about these plans.

Deferred Compensation. The amounts shown in the table do not include distributions of plan balances under the deferred compensation plan. Those amounts are shown in the “Nonqualified Deferred Compensation in 2012” table.

Death and Disability. A termination of employment due to death or disability does not entitle named executive officers to any payments or benefits that are not available to salaried employees generally.

Termination for Cause. Executives receive no severance or enhanced benefits and forfeit any unvested equity grants.

Change-in-Control Severance Pay Plan. As described in the “Compensation Discussion and Analysis” under “Severance Benefits,” the company maintains a change-in-control severance pay plan for nearly all employees, including the named executive officers. The change-in-control plan defines a change in control very specifically, but generally the terms include the occurrence of one of the following: (i) acquisition of 20 percent or more of the company’s stock; (ii) replacement by the shareholders of one half or more of the board of directors; (iii) consummation of a merger, share exchange, or consolidation of the company; or (iv) liquidation of the company or sale or disposition of all or substantially all of its assets. The amounts shown in the table for “involuntary or good-reason termination after change in control” are based on the following assumptions and plan provisions:

•
Covered terminations. The table assumes a termination of employment that is eligible for severance under the terms of the plan, based on the named executive officer’s compensation, benefits, age, and service credit at December 31, 2012. Eligible terminations include an involuntary termination for reasons other than for cause or a voluntary termination by the executive for good reason, within two years following the change in control.

—
A termination of an executive officer by the company is for cause if it is for any of the following reasons: (i) the employee’s willful and continued refusal to perform, without legal cause, his or her material duties, resulting in demonstrable economic harm to the company; (ii) any act of fraud, dishonesty, or gross misconduct resulting in significant economic harm or other significant harm to the business reputation of the company; or (iii) conviction of or the entering of a plea of guilty or nolo contendere to a felony.

—
A termination by the executive officer is for good reason if it results from: (i) a material diminution in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities, or authority, or the assignment to him or her of additional responsibilities that materially increase his or her workload; (ii) any reduction in the executive’s then-current base salary; (iii) a material reduction in the executive’s opportunities to earn incentive bonuses below those in effect for the year prior to the change in control; (iv) a material reduction in the executive’s employee benefits from the benefit levels in effect immediately prior to the change in control; (v) the failure to grant to the executive stock options, stock units, performance shares, or similar incentive rights during each 12-month period following the change in control on the basis of a number of shares or units and all other material terms at least as favorable to the executive as those rights granted to him or her on an annualized average basis for the three-year period immediately prior to the change in control; or (vi) relocation of the executive by more than 50 miles.

•
Cash severance payment. The amount of cash severance payment pursuant to the change-in-control plan amounts to the benefit of two times the employee’s 2012 annual base salary plus two times the employee’s bonus target for 2012 under the bonus plan.

•
Continuation of medical and welfare benefits. This amount represents the present value of the change-in-control plan’s guarantee, following a covered termination, of 18 months of continued coverage equivalent to the company’s current active employee medical, dental, life, and long-term disability insurance. Similar actuarial assumptions to those used to calculate incremental pension benefits apply to the calculation for continuation of medical and welfare benefits, with the addition of actual COBRA rates based on current benefit elections.

•
Acceleration of equity awards. Upon a covered termination, any unvested equity awards would vest upon consummation of a change in control and a partial payment of outstanding PAs would be made, reduced to reflect the portion of the performance period worked prior to the change in control. Likewise, in the case of a change in control in which Lilly is not the surviving entity, SVAs would pay out based on the change-in-control stock price and be prorated for the portion of the three-year performance period elapsed. The amount in this column represents the value of the acceleration of unvested equity grants.

•
Excise tax reimbursement. Upon a change in control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company does not reimburse the affected employees for those excise taxes or any income taxes payable by the employee. To reduce the employee's exposure to excise taxes, the employee’s change-in-control benefit may be decreased to maximize the after-tax benefit to the individual.

Payments Upon Change in Control Alone. In general, the change-in-control plan is a “double trigger” plan, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control. Employees do not receive payments upon a change in control alone, except that upon consummation of a change in control, a partial payment of outstanding PAs would be made, reduced to reflect the portion of the performance period worked prior to the change in control. Likewise, in the case of a change in control in which Lilly is not the surviving entity, SVAs would pay out based on the change-in-control stock price and be prorated for the portion of the three-year performance period elapsed.
Ownership of Company Stock

Common Stock Ownership by Directors and Executive Officers
The following table sets forth the number of shares of company common stock owned by the directors, the named executive officers, and all directors and executive officers as a group, as of February 22, 2013. None of the stock, stock options, or stock units owned by any of the listed individuals has been pledged as collateral for a loan or other obligation.

Beneficial Owners	Common Stock [1]			Stock Units Not Distributable Within 60 days [4]
	Shares Owned [2]		Options Exercisable/Stock Units Distributable Within 60 Days [3]
Ralph Alvarez	—		—	16,723
Robert A. Armitage [5]	182,906		267,471	—
Katherine Baicker, Ph.D.	—		—	3,083
Sir Winfried Bischoff	2,000		2,800	36,590
Enrique A. Conterno	81,297		24,729	45,674
Michael L. Eskew	—		—	22,129
J. Erik Fyrwald	100		—	40,270
Alfred G. Gilman, M.D., Ph.D.	—		2,800	44,221
R. David Hoover	1,000		—	21,672
Karen N. Horn, Ph.D.	—		2,800	60,681
William G. Kaelin, Jr., M.D.	—		—	1,798
John C. Lechleiter, Ph.D.	653,571	[6]	468,775	58,778
Jan M. Lundberg, Ph.D.	120,205		—	21,552
Ellen R. Marram	1,000		2,800	34,483
Douglas R. Oberhelman	—		—	16,562
Franklyn G. Prendergast, M.D., Ph.D.	—		2,800	51,489
Derica W. Rice	229,533		105,185	29,781
Kathi P. Seifert	3,533		2,800	46,382
All directors and executive officers as a group (27 people):	1,459,504		889,657	722,697

[1]
The sum of the "Shares Owned" and "Options Exercisable/Stock Units Distributable Within 60 Days" columns represents the shares considered "beneficially owned" for purposes of disclosure in the proxy statement. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to their shares. No person listed in the table owns more than 0.10 percent of the outstanding common stock of the company. All directors and executive officers as a group own 0.21 percent of the outstanding common stock of the company.

2 This column includes the number of shares of common stock held individually as well as the number of 401(k) plan shares held by the beneficial owners.

[3]	This column includes stock options exercisable within 60 days and RSUs that vest within 60 days.
4 For the executive officers, this column includes the number of RSUs that will not vest within 60 days. For the independent directors, this column includes the number of stock units credited to the directors' accounts in the Lilly Directors' Deferral Plan.
5 Mr. Armitage retired on December 31, 2012.
6 The shares shown for Dr. Lechleiter include 40,396 shares that are owned by a family foundation for which he is a director. Dr. Lechleiter has shared voting power and shared investment power with respect to the shares held by the foundation.

Principal Holders of Stock
To the best of the company’s knowledge, the only beneficial owners of more than 5 percent of the outstanding shares of the company’s common stock, as of December 31, 2012, are the shareholders listed below:

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Lilly Endowment, Inc. (the Endowment) 2801 North Meridian Street Indianapolis, Indiana 46208
	135,670,804	11.8%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	63,874,976	5.5%

The Endowment has sole voting and sole investment power with respect to its shares. The board of directors of the Endowment is composed of Thomas M. Lofton, chairman; N. Clay Robbins, president; Mary K. Lisher; Otis R. Bowen, emeritus director; William G. Enright; Daniel P. Carmichael; Charles E. Golden; Eli Lilly II; David N. Shane; and Rev. Dr. Craig R. Dykstra. Each of the Endowment board members, with the exception of Rev. Dykstra, is either directly or indirectly, a shareholder of the company.

BlackRock, Inc. provides investment management services for various clients. It has sole voting and sole investment power with respect to its shares.
Items of Business To Be Acted Upon at the Meeting
Item 1. Election of Directors

Under the company’s articles of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of shareholders held in 2016. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute.
The board recommends that you vote FOR each of the following nominees:

•	Ralph Alvarez

•	Sir Winfried Bischoff

•	R. David Hoover

•	Franklyn G. Prendergast, M.D., Ph.D.

•	Kathi P. Seifert

Biographical information about these nominees and a statement of their qualifications may be found in the “Director Biographies” section.
Item 2. Proposal to Ratify the Appointment of Principal Independent Auditor

The audit committee believes that the continued retention of Ernst & Young LLP to serve as the company's independent external auditor is in the best interests of the company and its investors, and has therefore appointed the firm of Ernst & Young LLP as principal independent auditor for the company for the year 2013. In accordance with the bylaws, this appointment is being submitted to the shareholders for ratification.
Ernst & Young LLP served as the principal independent auditor for the company in 2012. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be available to respond to questions. Those representatives will have the opportunity to make a statement if they wish to do so.

The board recommends that you vote FOR ratifying the appointment of Ernst & Young LLP as principal independent auditor for 2013.
Item 3. Advisory Vote on Compensation Paid to Named Executive Officers

Our compensation philosophy is designed to attract and retain highly-talented individuals and motivate them to create long-term shareholder value by achieving top-tier corporate performance while embracing the company’s values of integrity, excellence, and respect for people. Our programs seek to:

•	closely link compensation with company performance and individual performance

•	foster a long-term focus

•	provide compensation consistent with the level of job responsibility and the market for pharmaceutical talent

•	be efficient and egalitarian

•	appropriately mitigate risk

•	consider shareholder input.

The compensation committee and the board of directors believe that our executive compensation aligns well with our philosophy and with corporate performance. We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement for a more detailed discussion of our executive compensation programs and how they reflect our philosophy and are linked to company performance.

Executive compensation is an important matter for our shareholders. We have a strong record of engagement with shareholders on compensation matters and have made a number of changes to our programs and disclosures in response to shareholder input, including several enhancements discussed in the “Compensation Discussion and Analysis.”

We request shareholder approval, on an advisory basis, of the compensation of the company’s named executive officers as disclosed in this proxy statement in the “Compensation Discussion and Analysis,” the compensation tables, and related narratives. As an advisory vote, this proposal is not binding on the company. However, the compensation committee values input from shareholders and will consider the outcome of the vote when making future executive compensation decisions.
The board recommends that you vote FOR the approval, on an advisory basis, of the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and related narratives in this proxy statement.
Item 4. Reapproval of Material Terms of Performance Goals for the 2002 Lilly Stock Plan

Section 162(m) of the Internal Revenue Code limits the amount of compensation expense that the company can deduct for income tax purposes. In general, a public corporation cannot deduct compensation in excess of
$1 million paid to any of the named executive officers in the proxy statement. However, compensation that qualifies as “performance-based” is not subject to this deduction limitation.

The 2002 Lilly Stock Plan allows the grant of PAs and SVAs that qualify as performance-based compensation under Section 162(m). One of the conditions to qualify as performance-based is that the material terms of the performance goals must be approved by the shareholders at least every five years. The last such approval for the 2002 Lilly Stock Plan occurred in 2008. To preserve our ability to fully deduct the compensation expense related to the awards, we are now asking the shareholders to reapprove the performance goals. We are not amending or altering the 2002 Plan. If this proposal is not adopted, the compensation committee will continue to grant PAs and SVAs under the 2002 Plan but certain awards to executive officers would no longer be fully tax deductible by the company.

Shares Subject to Plan
The maximum number of shares of Lilly stock that may be issued or transferred for grants under the 2002 Lilly Stock Plan is the sum of:

•	119,000,000 shares;

•	5,243,448 shares that were available under the previous shareholder-approved plan (the 1998 Lilly Stock Plan) at the time that plan terminated in April 2002;

•
any shares subject to grants under the 2002 Lilly Stock Plan or prior shareholder approved stock plans (the 1989, 1994, and 1998 Lilly Stock Plans) that are not issued or transferred due to termination, lapse, or forfeiture of the grant; and

•	any shares exchanged by grantees as payment to the company of the exercise price of stock options granted under the 2002 Lilly Stock Plan or prior shareholder approved stock plans.

The maximum number is subject to adjustment for stock splits, stock dividends, spin-offs, reclassifications or other relevant changes affecting Lilly stock.

Grants Under the Plan
All employees of the company, including officers, are eligible to participate in the 2002 Lilly Stock Plan. Currently approximately 38,000 employees, including all 14 executive officers, are eligible to participate. The compensation committee may make grants to officers and employees in its discretion. The board may grant stock options under the 2002 Plan to nonemployee directors. There are currently 13 nonemployee directors.

Stock Options and Stock Appreciation Rights
The committee may grant nonqualified options, incentive stock options, or other tax favored stock options under the Internal Revenue Code. The committee establishes the option price, which may not be less than 100 percent of the fair market value of the stock on the date of grant. Options may not be repriced. The committee also establishes the vesting date and the term of the option.

The committee may also grant stock appreciation rights (SARs)—the right to receive an amount based on appreciation in the fair market value of shares of Lilly stock over a base price. If granted without a related stock option, the committee establishes the base price of the SARs, which may not be less than 100 percent of the fair market value of the stock on the date of grant, and the settlement or exercise date, which may not be more than
11 years after the grant date. If granted in connection with a stock option, the holder of SARs may, upon exercise, surrender the related options and receive payment, in the form of Lilly stock, equal to the excess of the fair market value of Lilly stock over the exercise price on the date of exercise multiplied by the number of shares exercised. The price and term of the SARs mirror those of the related stock option, and the SARs automatically terminate to the extent the related options are exercised. Effectively, these awards give the holder the benefit of the related stock options (in the form of shares of Lilly stock) without requiring payment of the exercise price.

No grantee may receive options and SARs, considered together, for more than 3,500,000 shares under the
2002 Plan in any period of three consecutive calendar years.

Performance Awards
The committee may grant PAs under which payment is made in shares of Lilly stock, cash, or both if the financial performance of the company or a subsidiary, division, or other business unit of the company selected by the committee meets certain performance goals during an award period.

Performance Goals. The committee establishes the performance goals at the beginning of the award period based on one or more performance goals specified in the 2002 Lilly Stock Plan. The material terms of those performance goals are:

•	earnings per share

•	net income

•	divisional income

•	corporate or divisional revenue

•	EVA® (after-tax operating profit less the annual total cost of capital)

•	Market Value Added (the difference between a company's fair market value, as reflected primarily in its stock price, and the economic book value of capital employed)

•
any of the foregoing goals before the effect of acquisitions, divestitures, accounting changes, and restructuring, special charges, or other unusual gains or losses (as determined according to criteria established by the committee)

•	total shareholder return

•	other Lilly stock price goals.

The committee also establishes the award period (four or more consecutive fiscal quarters), the threshold, target and maximum performance levels, and the number of shares or dollar amounts payable at various performance levels from the threshold to the maximum. Pursuant to these provisions, the committee currently grants PAs based on EPS and SVAs based on stock price goals.

The maximum number of shares that may be received by an individual in payment of PAs in any calendar year is 600,000. The committee can elect to pay cash in lieu of part or all of the shares of Lilly stock payable under a PA, and such cash payment is counted as a payment of shares (based on the market value of Lilly stock on the payment date) for purposes of determining compliance with the 600,000 share limit. In order to receive payment, a grantee must generally remain employed by the company until the end of the award period. The committee may impose additional conditions on a grantee's entitlement to receive payment under a PA.

At any time prior to payment, the committee can adjust the performance goals and/or the payment computation for the effect of significant events or circumstances that have a substantial effect on the performance goals and would otherwise make application of the performance goals unfair. However, the committee may not increase the amount that would otherwise be payable to individuals who are subject to Section 162(m) of the Internal Revenue Code.

Restricted Stock Grants and Stock Units
The committee may issue or transfer shares under a restricted stock grant. The grant will set forth a restriction period during which the shares may not be transferred. If the grantee's employment terminates during the restriction period, the grant terminates and the shares are returned to the company. However, the committee can provide complete or partial exceptions to that requirement as it deems equitable. If the grantee remains employed beyond the end of the restriction period, the restrictions lapse and the shares become freely transferable.

The committee may grant stock unit awards subject to vesting and transfer restrictions and conditions of payment determined by the committee. The value of each stock unit equals the fair market value of Lilly stock and may (but need not) include the right to receive the equivalent of dividends on the shares granted. Payment is made in the form of Lilly stock.

Authority of Committee
The 2002 Lilly Stock Plan is administered and interpreted by the committee, each member of which must be a “nonemployee” director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of section 162(m) of the Internal Revenue Code. As to grants to employees, the committee selects persons to receive grants from among the eligible employees, determines the type of grants and number of shares to be awarded, and sets the terms and conditions of the grants. The committee may establish rules for administration of the 2002 Lilly Stock Plan and may delegate authority to others for plan administration, subject to limitations imposed by SEC and IRS rules and state law.

Other Information
The 2002 Lilly Stock Plan remains effective until April 20, 2020, unless earlier terminated by the board. The board may amend the 2002 Lilly Stock Plan as it deems advisable, except that shareholder approval is required for any amendment that would
(i) allow the repricing of stock options below the original option price, (ii) allow the grant of stock options at an option price below fair market value of Lilly stock on the date of grant, (iii) increase the number of shares authorized for issuance or transfer, or (iv) increase any of the maximum limits established for stock options and PAs.

The committee may provide in the grant agreement, or by subsequent action, that any or all of the following shall occur in the event of a change in control (as defined in Article 12 of the 2002 Lilly Stock Plan), in order to preserve all of the grantee's rights: (i) any outstanding stock option not already vested shall become immediately exercisable; (ii) any restriction periods on restricted stock grants shall immediately lapse; and (iii) outstanding PAs and SVAs will be vested and paid out based on a payout level up to the maximum, prorated for the number of months elapsed and compared to the number of months in the award period.

The future amounts that will be received by grantees under the 2002 Plan are not determinable. In 2012, the named executive officers received PA and SVA grants as set forth on page 39 in the "Grants of Plan-Based Awards During 2012" table. The executive officers as a group (14 officers) received grants for approximately 776,000 shares (50/50 split between PAs and SVAs) and all other employees (approximately 6,650 employees) received grants for approximately 3,435,000 shares (comprised of approximately 1,388,000 RSUs, 1,175,500 SVAs, and 871,500 PAs).

Securities Authorized for Issuance Under Equity Compensation Plans
The following table presents information as of December 31, 2012, regarding our compensation plans under which shares of Lilly common stock have been authorized for issuance.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	27,229,455	$63.89	91,863,392
Equity compensation plan not approved by security holders [1]	2,200	$74.39	—
Total	27,231,655	$63.89	91,863,392

1 Represents shares in the Lilly GlobalShares Stock Plan, which permitted the company to grant stock options to nonmanagement employees worldwide. The plan is administered by the senior vice president responsible for human resources. The stock options are nonqualified for U.S. tax purposes. The option price cannot be less than the fair market value at the time of grant. The options shall not exceed 11 years in duration and shall be subject to vesting schedules established by the plan administrator. There are provisions for early vesting and early termination of the options in the event of retirement, disability, and death. In the event of stock splits or other recapitalizations, the administrator may adjust the number of shares available for grant, the number of shares subject to outstanding grants, and the exercise price of outstanding grants.

The board recommends that you vote FOR reapproval of the material terms of the performance goals for the 2002 Lilly Stock Plan.
Meeting and Voting Logistics

Additional items of business
We do not expect any items of business other than those above because the deadline for shareholder proposals and nominations has already passed. Nonetheless, if necessary, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Voting
Shareholders as of the close of business on March 1, 2013 (the record date) may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as the shareholder of record

•	held for you in an account with a broker, bank, or other nominee

•	attributed to your account in the 401(k) plan.

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by mail, by telephone, or on the Internet even if you plan to attend the meeting.

Required vote
Below are the vote requirements for the various proposals.

•	The five nominees for director will be elected if the votes cast for the nominee exceed the votes cast against the nominee. Abstentions will not count as votes cast either for or against a nominee.

•	The following items of business will be approved if the votes cast for the proposal exceed those cast against the proposal:

—	ratification of the appointment of principal independent auditor;

—	advisory approval of executive compensation; and

—	reapproval of the material terms of the performance goals for the 2002 Lilly Stock Plan.

Abstentions will not be counted either for or against these proposals.

Quorum
A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date,1,129,678,645 shares of company common stock were issued and outstanding.

Voting by proxy
If you are a shareholder of record, you may vote your proxy by any one of the following methods:

•
On the Internet. You may vote online at www.proxyvote.com. Follow the instructions on your proxy card or notice. If you received these materials electronically, follow the instructions in the e-mail message that notified you of their availability. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card.

•
By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf with the board’s recommendations.

If you did not receive a proxy card in the materials you received from the company and you wish to vote by mail rather than by telephone or on the Internet, you may request a paper copy of these materials and a proxy card by calling 317-433-5112. If you received a notice or an e-mail message notifying you of the electronic availability of these materials, please provide the control number, along with your name and mailing address.

•
By telephone. Shareholders in the U.S., Puerto Rico, and Canada may vote by telephone by following the instructions on your proxy card or notice. If you received these materials electronically, follow the instructions in the e-mail message that notified you of their availability. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card.

You have the right to revoke your proxy at any time before the meeting by (i) notifying the company’s secretary in writing, or (ii) delivering a later-dated proxy via the Internet, by mail, or by telephone. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.

Voting shares held by a broker
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. You may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting by mail, by telephone, and on the Internet.

If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the auditor, the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all.
Voting shares held in the 401(k) plan
You may instruct the plan trustee on how to vote your shares in the 401(k) plan via the Internet, by mail, or by telephone as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card.

In addition, unless you decline, your vote will apply to a proportionate number of other shares held by participants in the 401(k) plan for which voting directions are not received (except for a small number of shares from a prior stock ownership plan, which can be voted only on the directions of the participants to whose accounts the shares are credited).

All participants are named fiduciaries under the terms of the 401(k) plan and under the Employee Retirement Income Security Act (ERISA) for the limited purpose of voting shares credited to their accounts and the portion of undirected shares to which their vote applies. Under ERISA, fiduciaries are required to act prudently in making voting decisions.

If you do not want to have your vote applied to the undirected shares, you must so indicate when you vote. Otherwise, the trustee will automatically apply your voting preferences to the undirected shares proportionally with all other participants who elected to have their votes applied in this manner.

If you do not vote, your shares will be voted by other plan participants who have elected to have their voting preferences applied proportionally to all shares for which voting instructions are not otherwise received.

Proxy cards and notices
If you received more than one proxy card, notice, or e-mail related to proxy materials, you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card, notice, or e-mail you receive. If you do not receive a proxy card, you may have elected to receive your proxy statement electronically, in which case you should have received an e-mail with directions on how to access the proxy statement and how to vote your shares. If you wish to request a paper copy of these materials and a proxy card, please call 317-433-5112.

Vote tabulation
Votes are tabulated by an independent inspector of election, IVS Associates, Inc.

Attending the annual meeting
All shareholders as of the record date may attend by presenting the admission ticket that appears at the end of this proxy statement. Please fill it out and bring it with you to the meeting. The meeting will be held at the Lilly Center Auditorium. Please use the Lilly Center entrance to the south of the fountain at the intersection of Delaware and McCarty streets. You will need to pass through security, including a metal detector. Present your ticket to an usher at the meeting.

Parking will be available on a first-come, first-served basis in the garage indicated on the map at the end of this report. If you have questions about admittance or parking, you may call 317-433-5112 (prior to the annual meeting).

The 2014 annual meeting
The company’s 2014 annual meeting is currently scheduled for May 5, 2014.

Shareholder proposals
If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 25, 2013. Proposals should be addressed to the company’s corporate secretary, Lilly Corporate Center, Indianapolis, Indiana 46285. In addition, the company’s bylaws provide that any shareholder wishing to propose any other business at the annual meeting must give the company written notice by November 25, 2013 and no earlier than September 22, 2013. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available online at http://investor.lilly.com/governance.cfm or upon request to the company’s corporate secretary.
Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance
Under SEC rules, our directors and executive officers are required to file with the SEC reports of holdings and changes in beneficial ownership of company stock. We have reviewed copies of reports provided to the company, as well as other records and information. Based on that review, we concluded that all reports were timely filed, except that, due to administrative errors, Dr. Susan Mahony was late in reporting a stock sale and Bryce Carmine (now retired) was late in reporting his annual Form 5 information. Additionally, we recently discovered that, due to an administrative error, an RSU grant made to Dr. John Bamforth (Dr. Mahony's husband) in December 2009 had not been incorporated into Dr. Mahony's Section 16 holdings or related reports. Each filing was made promptly after the issue was discovered.

Other Information Regarding the Company’s Proxy Solicitation
We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail, but directors, officers, and other employees of the company may also solicit in person or by telephone, fax, or electronic mail. We have retained Georgeson Inc. to assist in the distribution and solicitation of proxies. Georgeson may solicit proxies by personal interview, telephone, fax, mail, and electronic mail. We expect that the fee for those services will not exceed $17,500 plus reimbursement of customary out-of-pocket expenses.
By order of the board of directors,

James B. Lootens
Secretary
March 25, 2013

Annual Meeting Admission Ticket
Eli Lilly and Company 2013 Annual Meeting of Shareholders
Monday, May 6, 2013
11:00 a.m. EDT
Lilly Center Auditorium
Lilly Corporate Center
Indianapolis, Indiana 46285
The top portion of this page will be required for admission to the meeting.
Please write your name and address in the space provided below and present this ticket when you enter the Lilly Center.
Doors open at 10:15 a.m.

Name

Address

City, State, and Zip Code

Parking Pass
Directions and Parking
From I-70 take Exit 79B; follow signs to McCarty Street. Turn right (east) on McCarty Street; go straight into Lilly Corporate Center. You will be directed to parking. Be sure to take the admission ticket (the top portion of this page) with you to the meeting and leave this parking pass on your dashboard.

Take the top portion of this page with you to the meeting.

Detach here
Eli Lilly and Company
Annual Meeting of Shareholders
May 6, 2013

Please place this identifier on the dashboard of your car as you enter Lilly Corporate Center so it can be clearly seen by security and parking personnel.

Important notice regarding the availability of proxy material for the shareholder meeting to be held May 6, 2013:
The Annual Report and Proxy Statement are available at http://www.lilly.com/pdf/lillyar2012.pdf

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M52722-P31749

The undersigned hereby appoints Messrs. M.J. Harrington, J.C. Lechleiter, and D.W. Rice, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the reverse side of this card all the shares of common stock of ELI LILLY AND COMPANY in this account held in the name of the undersigned at the close of business on March 1, 2013, at the annual meeting of shareholders to be held on May 6, 2013, at 11:00 a.m. EDT, and at any adjournment thereof, with all the powers the undersigned would have if personally present.
If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted with the recommendations of the board of directors and in the discretion of the proxy holders upon such other matters as may properly come before the meeting.
This proxy is solicited on behalf of the board of directors.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

ELI LILLY AND COMPANY C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19885-9801
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Sunday, May 5, 2013. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE – (1-800-690-6903)
Transmit your voting instructions by telephone until 11:59 p.m. EDT on Sunday, May 5, 2013. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885-9801.

Important notice regarding the availability of proxy material for the shareholder meeting to be held May 6, 2013: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2012.pdf.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M52721-P31749	KEEP THIS PORTION FOR YOUR RECORDS
THIS CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ELI LILLY AND COMPANY
The board of directors recommends you vote FOR items 1-4:

(1)	Election of directors, each for a three-year term.	For	Against	Abstain

	1a) R. Alvarez	❑	❑	❑

	1b) W. Bischoff	❑	❑	❑

	1c) R. D. Hoover	❑	❑	❑

	1d) F. G. Prendergast	❑	❑	❑

	1e) K. P. Seifert	❑	❑	❑	For	Against	Abstain

(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditor for 2013.				❑	❑	❑
(3)	Approve, by non-binding vote, compensation paid to the company’s named executive officers.				❑	❑	❑
(4)	Reapprove material terms of the performance goals for the 2002 Lilly Stock Plan.				❑	❑	❑

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important notice regarding the availability of proxy material for the shareholder meeting to be held May 6, 2013:
The Annual Report and Proxy Statement are available at http://www.lilly.com/pdf/lillyar2012.pdf

- - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - -  -  - -

ESOP	M52724-P31749
The Lilly Employee 401(k) Plan
Confidential Voting Instructions
To Northern Trust, Trustee
By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the reverse side of this card, the number of shares of Eli Lilly and Company Common Stock credited to this account under The Lilly Employee 401(k) Plan or an affiliated plan at the close of business on March 1, 2013, at the Annual Meeting of Shareholders to be held on May 6, 2013 at 11:00 a.m. EDT, and at any adjournment thereof.
If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted with the recommendations of the board of directors and in the discretion of the proxy holders upon such other matters as may properly come before the meeting.
Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement.

	Yes	No
Question 1: Check “no” only if you decline to have your vote applied pro rata to the undirected shares.	❑	❑
These confidential voting instructions will be seen only by authorized representatives of the Trustee.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

NORTHERN TRUST, TRUSTEE C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19885-9801
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Tuesday, April 30, 2013. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE – (1-800-690-6903)
Transmit your voting instructions by telephone until 11:59 p.m. EDT on Tuesday, April 30, 2013. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign, and date this card and return it in the postage-paid envelope we have provided or return to IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885-9801. Card must be received by April 30, 2013.

Important notice regarding the availability of proxy material for the shareholder meeting to be held May 6, 2013: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2012.pdf.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M52723-P31749	KEEP THIS PORTION FOR YOUR RECORDS
                         - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - -

ESOP	THIS CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
ELI LILLY AND COMPANY
The board of directors recommends you vote FOR items 1-4:

(1)	Election of directors, each for a three-year term.	For	Against	Abstain

	1a) R. Alvarez	❑	❑	❑

	1b) W. Bischoff	❑	❑	❑

	1c) R. D. Hoover	❑	❑	❑

	1d) F. G. Prendergast	❑	❑	❑

	1e) K. P. Seifert	❑	❑	❑	For	Against	Abstain

(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditor for 2013.				❑	❑	❑
(3)	Approve, by non-binding vote, compensation paid to the company’s named executive officers.				❑	❑	❑
(4)	Reapprove material terms of the performance goals for the 2002 Lilly Stock Plan.				❑	❑	❑

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important notice regarding the availability of proxy material for the shareholder meeting to be held May 6, 2013:
The Annual Report and Proxy Statement are available at http://www.lilly.com/pdf/lillyar2012.pdf

- - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  -

PAYSOP	M52726-P31749
The Lilly Employee 401(k) Plan
Confidential Voting Instructions
To Northern Trust, Trustee
By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the reverse side of this card, the number of shares of Eli Lilly and Company Common Stock credited to this account under The Lilly Employee 401(k) Plan or an affiliated plan at the close of business on March 1, 2013, at the Annual Meeting of Shareholders to be held on May 6, 2013 at 11:00 a.m. EDT, and at any adjournment thereof.
If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted with the recommendations of the board of directors and in the discretion of the proxy holders upon such other matters as may properly come before the meeting.
Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement.

	Yes	No
Question 1: Check “no” only if you decline to have your vote applied pro rata to the undirected shares.	❑	❑
These confidential voting instructions will be seen only by authorized representatives of the Trustee.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

NORTHERN TRUST, TRUSTEE C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19885-9801
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Tuesday, April 30, 2013. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE – (1-800-690-6903)
Transmit your voting instructions by telephone until 11:59 p.m. EDT on Tuesday, April 30, 2013. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign, and date this card and return it in the postage-paid envelope we have provided or return to IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885-9801. Card must be received by April 30, 2013.

Important notice regarding the availability of proxy material for the shareholder meeting to be held May 6, 2013: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2012.pdf.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M52725-P31749	KEEP THIS PORTION FOR YOUR RECORDS
                - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

PAYSOP	THIS CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
ELI LILLY AND COMPANY
The board of directors recommends you vote FOR items 1-4:

(1)	Election of directors, each for a three-year term.	For	Against	Abstain

	1a) R. Alvarez	❑	❑	❑

	1b) W. Bischoff	❑	❑	❑

	1c) R. D. Hoover	❑	❑	❑

	1d) F. G. Prendergast	❑	❑	❑

	1e) K. P. Seifert	❑	❑	❑	For	Against	Abstain

(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditor for 2013.				❑	❑	❑
(3)	Approve, by non-binding vote, compensation paid to the company’s named executive officers.				❑	❑	❑
(4)	Reapprove material terms of the performance goals for the 2002 Lilly Stock Plan.				❑	❑	❑

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date